As filed with the Securities and Exchange Commission on April 16, 1999
                                                        Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                             ---------------------
                                JFAX.COM, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                                 4822                         51-0371142
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)         Identification Number)

                            ----------------------

                           10960 Wilshire Boulevard
                                   Suite 500
                         Los Angeles, California 90024
                                (310) 966-1800
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Richard S. Ressler
                            Chief Executive Officer
                                JFAX.COM, INC.
                           10960 Wilshire Boulevard
                                   Suite 500
                         Los Angeles, California 90024
                                (310) 966-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                  Copies to:

   Frank H. Golay, Jr., Esq.                    Nicholas P. Saggese, Esq.
    Sullivan & Cromwell                  Skadden, Arps, Slate, Meagher & Flom LLP
    1888 Century Park East                        300 S. Grand Avenue
 Los Angeles, California  90067              Los Angeles, California 90071
   Telephone: (310) 712-6600                  Telephone: (213) 687-5000
     Fax: (310) 712-8800                         Fax: (213) 687-5600
                              ------------------

      Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.
                              ------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                            -----------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================
                                  Proposed Maximum
Title of Each Class                   Aggregate                  Amount of
of Securities to be Registered    Offering Price(1)          Registration Fee
-------------------------------------------------------------------------------
 Common Stock, $.01 par value....    $90,000,000                 $25,020
================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in an jurisdiction where that would not be permitted or legal.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    SUBJECT TO COMPLETION - APRIL 16, 1999
================================================================================
Prospectus
              , 1999
                                JFAX.COM, INC.
                                   Shares of Common Stock
                            ------

-------------------------------------------------------------------------------

 Our Company                             The Offering

  . We are an Internet-based messaging    . JFAX.COM is offering ______ of the
    and communications services             shares and existing stockholders
    provider to individuals and             are offering ______ of the shares.
    businesses.
                                          . The underwriters have an option to
  . JFAX.COM, INC.                          purchase an additional ______
    10960 Wilshire Boulevard,               shares from JFAX.COM and selling
    Suite 500                               stockholders to cover over-
    Los Angeles, California 90024           allotments.
    (310) 966-1800
    www.jfax.com                          . This is our initial public offering
                                            and no public market currently
 Proposed Symbol/Proposed Market:           exists for our shares.

  . "JFAX"/Nasdaq National Market         . We plan to use the proceeds from
                                            the offering to expand our network
                                            around the world, to repay
                                            indebtedness and redeem preferred
                                            stock and to fund marketing and
                                            advertising activities. We will not
                                            receive any proceeds from the
                                            shares sold by the selling
                                            stockholders.

                                          . Closing                     , 1999

 -----------------------------------------------------------------------------
                                           Per Share            Total
 -----------------------------------------------------------------------------
    Public offering price (Estimated):  $                  $
    Underwriting fees:
    Proceeds to JFAX.COM:
    Proceeds to selling stockholders:

                       --------------------------------
    This investment involves risk.  See "Risk Factors" beginning on Page 8.

-------------------------------------------------------------------------------
 Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette             BancBoston Robertson Stephens
                        -------------------------------
                              CIBC World Markets

            The undersigned is facilitating Internet distribution.
                                 DLJdirectInc.

                                   [ARTWORK]

                               Table of Contents


                                                            Page
                                                            ----
Prospectus Summary..........................................   4
Risk Factors................................................   8
Use of Proceeds.............................................  18
Dividend Policy.............................................  18
Capitalization..............................................  19
Dilution....................................................  20
Selected Consolidated Financial Data........................  21
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations............................................  22
Business....................................................  29
Management..................................................  41
Security Ownership of Management
   and Principal Stockholders...............................  47
Certain Transactions........................................  49
Description of Capital Stock................................  52
Shares Eligible for Future Sale.............................  56
Underwriting................................................  58
Validity of Securities......................................  60
Experts.....................................................  60
Available Information.......................................  61
Index to Financial Statements............................... F-1

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" beginning on page 8, carefully. Unless the context otherwise requires, in this prospectus "JFAX.COM," "we," "us" and "our" refer to JFAX.COM, Inc. Unless we indicate otherwise, the information in this prospectus assumes that the underwriter will not exercise their over-allotment option.

                                   JFAX.COM

Our Company

     We are an Internet-based messaging and communications services provider to individuals and businesses throughout the world. Our services enable the user's e-mail box to function as a single repository for all e-mail, fax and voice mail and permit convenient message retrieval through e-mail or by phone. Customers can sign-up for all of our services through our web site and can receive a JFAX.COM phone number in minutes.

     Our subscription services are as follows:

     .   Free Fax: free phone number enabling receipt of faxes in e-mail.

     . Free Voice: free phone number enabling receipt of voice mail in e-mail.

     . Business Fax: phone number in area code of customer's choice providing comprehensive inbound and outbound faxing capability.

     . E-mail by Phone: access and management of e-mail messages through a touch tone phone, including the ability to listen to e-mai messages with a text-to-speech engine.

     . Unified Messaging: phone number enabling the end-user's e-mail box to function as a single repository for all e-mails, faxes and voice mails and permitting convenient message retrieval through e-mail or by phone.

     In addition to our subscription services, we provide a variety of services, including outbound fax, broadcast fax, outbound voice and broadcast voice, for which we charge based on usage. To further enhance the value of our services to our customers, we are developing additional Internet-based messaging and communications services. See "Business."

     We believe we are the world's largest provider of Internet-based unified messaging services with over 27,000 paid subscriptions as of December 31, 1998. Since we started offering our services on a commercial basis in June 1996, we have expanded our network to offer our services in over 60 area codes in the United States and abroad, including in 21 of the 25 most populous metropolitan areas in the United States and such international business centers as London, Paris, Rome, Frankfurt, Zurich, Sydney and Tokyo.

Our Opportunity

        The market for our services represents a large and growing opportunity. We consider every active e-mail, voice mail and fax user to be a potential customer for our Internet-based messaging and communications services. Electronic Mail & Messaging Systems estimates that there were approximately 325 million e-mail accounts worldwide in operation at the end of 1998. In addition, International Data Corporation projects that in the United States alone there will be over 12.9 million unified messaging mailboxes in operation by 2002, each generating $20 in unified messaging revenue per month.

Our Strategic Alliances

        We have grown our subscriber base directly by signing up members on our web site, as well as indirectly through strategic alliances with key Internet and telecommunications companies, including:

        .   Internet portals, such as Yahoo!,
        .   Internet/online service providers, such as America Online,
            CompuServe and Prodigy,
        .   outsourced e-mail providers, such as Critical Path, mail.com and
            CommTouch, and
        .   telecommunications companies, such as Ameritech.

        Internationally, we have established strategic alliances with companies such as:

        .   ACC Telecom in Canada,
        .   ESAT in Ireland,
        .   Kuni Research International in Japan, and
        .   Telecom New Zealand Limited in New Zealand.

Our Strategy

        Our objective is to be the leading global provider of Internet-based unified messaging and related services to individuals and businesses. To achieve this objective, we intend to grow our traditional subscriber base, capitalize on our free services, build the JFAX.COM brand, expand our service offerings, further develop strategic alliances and expand our international network. We believe that our experience in meeting the evolving needs of the unified messaging market positions us well to capitalize on the rapidly growing demand for Internet-based unified messaging services.

        We are a Delaware corporation. The address of our principal executive office is 10960 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, and our telephone number is (310)966-1800. Our web site address is http://www.jfax.com. The information on our web site is not part of this prospectus.

                                 THE OFFERING

Common stock offered
       By JFAX.COM.....................              shares
       By selling stockholders.........              shares

Common stock to be outstanding after
   the offering........................              shares

Use of proceeds........................    We will use the net proceeds from the offering to expand our network around the world, to repay indebtedness and redeem preferred stock and to fund marketing and advertising
                                           activities. We will use any remaining proceeds for working capital and general corporate purposes. See "Use of
                                           Proceeds."

Dividend policy........................    We intend to retain all future earnings to fund the
                                           development and growth of our business. Therefore, at
                                           this time we do not anticipate paying cash dividends.

Nasdaq National Market Symbol.........     "JFAX"


       The shares of common stock to be outstanding after the offering are stated as of March 31, 1999 and exclude:


       . 3,500,000 shares of common stock reserved for issuance under our stock option plan of which 1,255,055 shares are subject to outstanding options, and

       . 3,610,333 shares of common stock issuable upon exercise of outstanding warrants.

       JFAX.COM is our service mark. This prospectus contains other product names, trade names, trademarks and service marks of JFAX.COM and of other organizations.


                                 RISK FACTORS

       An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 to read about risks you should consider before buying shares of our common stock, including financial, developmental, operational, technological, regulatory, competitive and other risks associated with our emerging business.

                 Summary Consolidated Financial And Other Data
            (Dollars in thousands, except per share and other data)

     Below is summary historical consolidated financial and other data of JFAX.COM. We derived the statement of operations and balance sheet financial data from our audited consolidated financial statements. You should read this summary data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The as adjusted balance sheet data below gives effect to the application of the net proceeds from the sale of _______ shares of common stock by JFAX.COM in the offering, assuming an initial public offering price of $______ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                                           Year ended December 31,
                                                         ----------------------------
                                                          1996       1997       1998
Statement of Operations Data:
  Revenue.............................................  $  105    $   685   $  3,520
  Gross profit (loss).................................     (45)      (173)       122
  Operating loss......................................    (768)    (4,877)   (10,975)
  Net loss attributable to common shares..............    (769)    (4,663)   (12,404)
  Loss per share:
   Basic and diluted net loss per common share........  $(0.15)    $(0.37)    $(0.73)
   Common shares used in determining net loss
    per share (000s)..................................   5,125     12,591     16,954

Other Data (at year end):
  Paid subscriptions..................................   1,268      7,120     27,036
  Available area codes................................      15         45         68

                                               As of December 31, 1998
                                              ------------------------
                                                                 As
                                               Actual         Adjusted
                                               ------         --------
Balance Sheet Data:
 Cash and cash equivalents................... $ 7,279           $
 Working capital.............................   6,735
 Total assets................................  10,513
 Long-term debt..............................   6,137
 Redeemable common and preferred stock*......   9,003
 Stockholders' equity (deficiency)...........  (7,747)

_________________
* See Note 4 of the notes to our consolidated financial statements for the conditions applicable to the redeemable securities.

                                 RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of our common stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also materially adversely affect us.

We Cannot Predict Our Success Because We Have a Limited Operating History

     We have a limited operating history. We were formed in December 1995, and our services became commercially available in 1996. Because of our limited operating history, you have limited operating and financial data about us upon which to base an evaluation of our performance and an investment in our common stock. You should consider our prospects in light of the risks, expenses and difficulties we may encounter, including those frequently encountered by new
companies competing in rapidly evolving markets.   If we are unable to execute
our plans and grow our business, either as a result of the risks identified in this section or for any other reason, this failure would have a material adverse effect on our business, prospects, financial condition and results of operations.

We Expect Our Losses and Negative Cash Flow to Continue

     We have incurred substantial operating losses, net losses and negative cash flow on both an annual and quarterly basis. For the year ended December 31, 1998, we had an operating loss of $11.0 million, a net loss of $11.9 million and negative cash flow from operating and investing activities of $10.6 million. We expect to continue to incur net losses for the foreseeable future and cannot assure you that we will ever achieve profitability or generate positive cash flow.

     In addition, we expect our operating expenses and capital expenditures to increase significantly, especially in the areas of sales and marketing expenses and general and administrative expenses, as we develop and expand our business. As a result, we will need to increase our revenue significantly to become profitable. In order to grow our revenue, we need to add customers for our services and increase the usage of our services by our customers, thereby increasing the fees and usage charges that we collect. If our revenue does not increase as much as we expect or if increases in our expenses are not in line with our plans, there could be a material adverse effect on our business, prospects, financial condition and results of operations.

We Cannot Predict Our Success Because Our Business Model is Unproven and Our Market is Developing

     Our business strategy is unproven. While a number of our services have been offered to the public since June 1996, we believe it is too early to reliably gauge market penetration rates based on these initial offerings. With respect to sales of our services, we intend to target broad market segments with diverse messaging requirements. We will employ a variety of direct and indirect distribution channels to market and sell our services. To date, we have not established a definite demand or a reliable cost of capture for these services. In addition, there can be no assurance that we will be successful in the offering of any additional services that we are currently planning. If the demand is lower than anticipated, or the cost of capture is higher, our business, prospects, financial condition and results of operations would be materially and adversely affected.

The Pricing for Our Services Is Uncertain

     Prices for messaging services have fallen historically. We expect prices in our industry in general to continue to fall, and prices for our existing and future services may fall correspondingly. Accordingly, we cannot predict whether our pricing schedule will prove to be viable, whether demand for our services will materialize at the prices we would like to charge or whether we will be able to sustain adequate future pricing levels as competitors introduce competing services. We recently introduced free services. We expect to generate revenues from our free service customers by selling them additional services for which charges are usage-based. We will also encourage free service customers to convert to paid subscriptions. We have no track record from which to predict levels of revenue to be achieved from customers who are attracted by our free services.

     In addition, the prices for our services are in some cases higher than those charged by our competitors. Customers may be unwilling to pay our prices. Furthermore, the widespread availability of free services, including our own, may result in consumers being unwilling to pay for our services. Our failure to achieve or sustain desired pricing levels would have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Operating Results In One or More Future Periods Are Likely to Fluctuate Significantly and May Negatively Impact Our Stock Price

     Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, including:

     . the rate at which we are able to add subscriptions and up-sell additional usage-based services to both free and paid customers of our subscription services,
     . the amount and timing of expenditures to enhance sales and marketing and to expand our infrastructure, or other costs, as we expand our network, . the announcement or introduction of new or enhanced services by our competitors,
     . technical difficulties or network downtime, and . economic and competitive conditions specific to our industry.

     As a result, it is likely that in some future periods our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely be materially adversely affected.

We May Be Unable to Manage Growth Effectively

     If we are successful in implementing our business plan, our operations will expand rapidly. This rapid expansion could place a significant strain on our management, financial and other resources. Our ability to manage future growth, if it occurs, will depend upon the capacity, reliability and security of our network infrastructure. We must continue to expand and adapt our network infrastructure, both domestically and internationally, as the number of customers and the volume of messages they wish to transmit increases. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources, even if the expansion is primarily for our free service offerings.

     There can be no assurance that we will be able to expand or adapt our network infrastructure to meet any additional demand on a timely basis, at a commercially reasonable cost or at all. Any failure by us to expand our network infrastructure on a timely basis, or to adapt it to changing customer requirements or evolving industry standards, could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We anticipate significantly increasing the size of our sales and marketing efforts following the completion of the offering. We also will be required to increase our customer support staff. There can be no assurance that such expansion will be successfully completed. Our inability to promptly address and respond to these circumstances could have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on Our Ability to Obtain Telephone Numbers

     Our future success will depend upon our ability to procure large quantities of telephone numbers in the United States and foreign countries, including telephone numbers in area codes that our customers demand. Our ability to procure telephone numbers depends on applicable regulations, the practices of telecommunications carriers that provide telephone numbers and the level of demand for new telephone numbers. Failure to obtain these numbers in a timely and cost-effective manner may prevent us from entering some foreign markets or hamper our growth in domestic markets, and may have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on the Internet as a Message Transmission Medium

     Our future success will depend upon our ability to route our customers' traffic through the Internet and through dedicated and/or partially dedicated data network bandwidth. Our success is largely dependent upon the viability of the Internet and other bandwidth as a medium for the transmission of documents. We also depend on the continued operation of a user's e-mail system. To date, we have transmitted a limited amount of customer traffic. There can be no assurance that these will prove to be viable communications media, that document transmission will be reliable or that capacity constraints which inhibit efficient document transmission will not develop.

     We access the Internet and other data network bandwidth from our nodes by dedicated and/or shared connections to third party service providers. In many cases, we pay fixed monthly fees for such Internet and other bandwidth access, regardless of our usage or the volume of our customers' traffic. There can be no assurance that the current pricing structure for access to and use of these media will not change unfavorably and, if the pricing structure changes unfavorably, our business, prospects, financial condition and results of operations could be materially and adversely affected.

We Depend on the Continued Growth in the Use of the Internet

     Our future success is substantially dependent upon continued growth in the use of the Internet in order to support the sale of our services. There can be no assurance that the number of Internet users will continue to grow. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable avenue to transmit communications for a number of reasons, including lack of acceptable security technologies, lack of access and ease of use, traffic congestion, inconsistent quality or speed of service, potentially inadequate development of the necessary infrastructure, excessive governmental regulation, uncertainty regarding intellectual property ownership or lack of timely development and commercialization of performance improvements, including high-speed modems.

We Cannot Be Assured that the Market Will Switch to Our Services

     Our ability to route existing customers' traffic through the Internet and other data network bandwidth and to sell our services to new customers may be inhibited by, among other factors, the reluctance of some customers to switch from real-time fax delivery to "virtual real-time" delivery and by widespread concerns over the adequacy of security in the exchange of information over the Internet and other data network bandwidth. If our existing and potential customers do not accept "virtual real-time" delivery through the Internet and other data network bandwidth as a means of sending and receiving documents via fax, our business, prospects, financial condition and results of operations would be materially and adversely affected.

     In addition, we face similar risks regarding the market acceptance of the delivery of customers' voice mail messages through the Internet and other data network bandwidth. As a result, our business, prospects, financial condition and results of operations may be materially and adversely affected.

The Market In Which We Operate is Highly Competitive, and We May Face Increased Competition From New Entrants and Established Industry Competitors With Significantly Greater Financial Resources

     Competition in the computer telephony segment of the converging Internet and telecommunications industries is becoming increasingly intense. We face competition for our services from, among others, voice mail providers, fax providers, paging companies, Internet service providers, e-mail providers and telephone companies.

     Currently, we are unaware of any competitors offering the full range of unified messaging services that we provide. However, with respect to each of the services that we provide, we compete against other companies that provide one or more of the services that we do. In addition, these competitors may add services to their offerings to provide unified messaging services comparable to ours. Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry. These industries include major companies which have much greater resources than we do, have been in operation for many years and have large subscriber bases. These companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than we can. There can be no assurance that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively.

The Messaging and Communications Industry is Undergoing Rapid Technological Changes and New Technologies May Be Superior to the Technologies We Use

     The messaging and communications industry is subject to rapid and significant technological change. We cannot predict the effect of technological changes on our business. Additionally, widely accepted standards have not yet developed for the technologies we use.

     We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use or these new services may render our services and technologies obsolete. In addition, these services and technologies may not be compatible or operate in a manner sufficient for us to execute our business plan, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

A System Failure or Breach of Network Security Could Delay or Interrupt Service to Our Customers

     Our operations are dependent on our ability to protect our network from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, computer viruses or other events beyond our control. Most of our current computer hardware and equipment, including our processing equipment, is located at two redundantly configured sites. There can be no assurance that our existing and planned precautions of backup systems, regular data backups and other procedures will be adequate to prevent significant damage, system failure or data loss.

     Despite the implementation of security measures, our infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by our customers or other Internet users. Persistent problems continue to affect public and private data networks, including computer break-ins and the misappropriation of confidential information. Computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the individuals, businesses and financial institutions utilizing our services, which may result in significant liability to us and also may deter current and potential customers from using our services. Any damage, failure or security breach that causes interruptions or data loss in our operations or in the computer systems of our customers could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Software May Have Defects and We May Encounter Development Delays

     Software-based services and equipment, such as our services, may contain undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in our software after commercial release, or that we will not experience development delays, resulting in delays in market acceptance, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on a Limited Number of Third Parties to Market Our Services

     Currently, we rely on a limited number of third parties, including e-mail providers, Internet service providers, online service providers, telecommunications companies, systems integrators and value-added resellers as a
means of marketing our services.   In the event of any prolonged technical
problems or failures experienced by these third parties or the termination of these marketing agreements, our marketing capabilities would be significantly hindered. As a result, we could experience periods of time in which we had little to no marketing activity. Any such occurrence could have a detrimental effect on our business, prospects, financial condition or results of operations. Many of these relationships are terminable at will or upon short notice. Furthermore, none of our relationships with these third parties includes long-term contractual commitments to continue the relationship, and most of these relationships are in the early stages of development. Although we believe that individually none of these relationships is material to our business, we consider our strategic alliances in their entirety to be important to our future success. Because many of our strategic allies view unified messaging as important to their future, they may elect to directly compete with us in the provision of unified messaging services.

     In addition, we have established and intend to continue to build an international customer base by forming strategic sales and marketing alliances. There can be no assurance that we will be able to form or maintain these strategic alliances. Our success in developing an international customer base depends not only on the formation of such alliances but also on the success of these companies and their ability to successfully market our services. The failure to form and maintain these strategic alliances or the failure of these companies to successfully develop and sustain a market for our services could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Success Depends on Our Retention of Our Executive Officers and Our Ability to Hire and Retain Additional Key Personnel

     Our future performance depends in significant part upon the continued service of our executive officers and other key technical, sales and management personnel. The loss of the services of one or more of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our key employees or that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Our International Operations Are Risky

     At the end of 1998, international telephone numbers represented a significant portion of our total telephone numbers. We intend to continue to enter additional markets and to expand our operations outside the United States. International sales are subject to inherent risks, including:

     . recessions in economies outside the United States, . limited protection of intellectual property rights in some countries, . political instability,
     . unexpected changes in regulatory requirements and tariffs, . difficulties in staffing and managing foreign operations, . the possibility of subsidization of our competitors and the nationalization of business,
     . longer payment cycles,
     . greater difficulty in accounts receivable collection, and . potentially adverse tax consequences.

     To the extent the services we sell are priced and paid for in foreign currencies, gains and losses on the conversion of U.S. dollars of receivables and payables arising from international operations could in the future contribute to fluctuations in our results of operations. Additionally, fluctuations in exchange rates could affect demand for our services.

The Price of Our Common Stock May Decline Due to Shares Eligible for Future Sale

     Sales of a large number of shares of our common stock in the market after the offering or the perception that sales may occur could cause the market price of our common stock to drop.

     We will have _________ shares of common stock outstanding immediately after the offering. The ____ shares sold in the offering, plus any shares issued or sold upon exercise of the underwriters' over-allotment option, will be freely tradeable, except for any such shares held at any time by an "affiliate," as defined under Rule 144 under the Securities Act of 1933. Of the remaining shares, ____________ are subject to lock-up agreements in which the holders of the shares have agreed not to sell any shares for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The shares not subject to lock-up agreements are "restricted securities" as defined in Rule 144 under the Securities Act. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act.

You Will Incur Immediate and Substantial Dilution

     The initial public offering price will be substantially higher than the deficit in net tangible book value per share of our common stock. Therefore, you will incur immediate and substantial net tangible book value dilution. You will incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrant holders exercise their warrants to purchase common stock. See "Dilution" for more information.

Our Principal Stockholders and Management Own a Significant Percentage of Our Stock and Will Be Able to Exercise Significant Influence

     Our executive officers and directors and principal stockholders together will beneficially own ____% of our common stock after completion of the offering. Accordingly, these stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See "Security Ownership of Management and Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.

Anti-Takeover Provisions Could Negatively Impact Our Stockholders

     Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. See "Description of Capital Stock" for more information.

Our Stock Price May Be Volatile

     An active trading market for our common stock may not develop or be sustained after the offering. We will determine the initial public offering price in consultation with the underwriters. The price at which our common stock will trade after the offering is likely to be volatile and may fluctuate substantially due to factors such as:

     . our historical and anticipated quarterly and annual operating results, . variations between our actual results and analyst and investor expectations,
     . announcements by us or others and developments affecting our business and our competitors' businesses,
     . investor perceptions of our company and comparable public companies, and . conditions and trends in the communications, messaging and Internet-
       related industries.

     In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of technology companies, which may include communications, messaging and Internet-related companies. These fluctuations may result in a rapid and material decline in the market price of our common stock.

We May Be Unable to Enforce or Defend Our Ownership and Use of Proprietary Technology

     Our success depends to a significant degree upon our proprietary technology. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our proprietary technology.
However, these measures provide only limited protection, and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Companies in the messaging industry have experienced substantial litigation regarding intellectual property. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

     We could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our resellers and users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available at all or on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, prospects, financial condition and results of operations.

We May Have Difficulty in Retaining Our Customers

     Our sales and marketing and other costs of acquiring new subscriptions are substantial relative to the monthly fees derived from such subscriptions. Accordingly, we believe that our long-term success depends largely on our ability to retain our existing customers, while continuing to attract new ones. We continue to invest significant resources in our network infrastructure and customer and technical support capabilities to provide high levels of customer service. We cannot be certain that these investments will maintain or improve customer retention. We believe that intense competition from our competitors, some of which offer free service or other enticements for new subscriptions, has caused, and may continue to cause, some of our customers to switch to our competitors' services. In addition, some new customers use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be more likely to discontinue their service. These factors adversely affect our customer retention rates. Any decline in customer retention rates could have a material adverse effect on our business, prospectus, financial condition and results of operations.

Our Services May Become Subject to Burdensome Government Regulation

     We provide our services through data transmissions over public telephone lines and other facilities provided by telecommunications companies. These transmissions are subject to regulation by the Federal Communications Commission, state public utility commissions and foreign governmental authorities. These regulations affect the prices we pay for transmission services, the competition we face from telecommunications services and other aspects of our market. As an Internet messaging services provider, we are not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, as Internet services and telecommunications services converge or as the services we offer expand, there may be increased regulation of our business. Therefore, in the future, we may become subject to FCC or other regulatory agency regulation. There also may be changes in the regulatory environment outside the United States. Changes in the regulatory environment could decrease our revenues, increase our costs and affect our service offerings.

     There have been various regulations and court cases relating to the liability of Internet service providers and other online service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. For example, federal and state statutes prohibit the online distribution of obscene materials. The law in this area is unsettled, and there may be new legislation and court decisions that expose companies such as ours to liabilities or affect their services.

     Additional laws and regulations may be adopted with respect to the Internet, covering issues such as universal service fund support payments, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The FCC recently ruled that Internet service providers are enhanced service providers, calls to Internet service providers are jurisdictionally interstate and Internet service providers should not pay access charges applicable to telecommunications carriers. The FCC is examining inter-carrier compensation for calls to Internet service providers, which could affect Internet service providers' costs.

     Because our services relate principally to the Internet, but convert voice and fax transmissions into e-mails, we are necessarily exposed to legal or regulatory developments affecting either Internet services or telecommunications services.

Our Failure and the Failure of Third Parties to Be Year 2000 Compliant Could Negatively Impact Our Business

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, our computer programs that have date-sensitive software and software of companies with which our network is interconnected may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have assessed our systems and believe them to be year 2000 compliant. However, if the systems of other companies on whose services we depend or with whom our systems interconnect are not year 2000 compliant, it could have a material adverse effect on our business, prospects, financial condition and results of operations. The year 2000 issue is discussed at greater length in "Management's Discussion and Analysis of Financial Condition and Results of Operations-Impact of Year 2000 Issue."

Our Management has Broad Discretion in the Application of Proceeds, Which May Increase the Risk that the Proceeds Will Not Be Applied Effectively

     Our management will have broad discretion in determining how to spend the proceeds of the offering. Accordingly, we can spend the proceeds from the offering in ways which turn out to be ineffective or with which the stockholders may not agree.

Forward-Looking Statements are Inherently Uncertain

     Some statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Market data and forecasts used in this prospectus, including, for example, estimates of growth in unified messaging mailboxes, have been obtained from independent industry sources. Although we believe these sources are reliable, we do not guarantee the accuracy and completeness of historical data obtained from these sources and we have not independently verified these data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of common stock in the offering will be approximately $__________ million, or $__________ if the underwriters exercise their over-allotment option in full, at an assumed public offering price per share of $___________ and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

      We intend to use the net proceeds from the offering to expand our network around the world, to repay indebtedness and redeem preferred stock and to fund marketing and advertising activities. We will use any remaining proceeds for working capital and general corporate purposes. Other than the $____ million that we expect to pay in order to repay indebtedness and redeem preferred stock, we cannot specify with certainty the particular uses for the net proceeds to be received from the offering or the amount to be used specifically with respect to any such use. Accordingly, our management will have broad discretion in the application of the net proceeds. At December 31, 1998, the indebtedness to be repaid accrued interest on principal at a per annum rate of 10% and the preferred stock to be reacquired accumulated dividends on stated amount and unpaid dividends at a per annum rate of 15%. The indebtedness consists of all our 10% Senior Subordinated Notes due 2004, which we issued in June 1998, and the preferred stock is all our Series A Usable Redeemable Preferred Stock, which we issued in July 1998. We issued such indebtedness and preferred stock to fund capital expenditures, to upgrade our network, to fund marketing and advertising expenses and to expand our user base.

     Prior to the application of the net proceeds from the offering as described above, the net proceeds from the offering will be invested in marketable, investment-grade securities.


                                DIVIDEND POLICY

     We have never paid any dividends and do not anticipate declaring or paying cash dividends in the foreseeable future. We intend to retain future earnings,
if any, to reinvest in our business.   The covenants in our current or future
financing agreements may prohibit or limit our ability to declare or pay cash dividends.

                                 CAPITALIZATION

     The following table sets forth (1) our capitalization as of December 31, 1998 and (2) our capitalization as adjusted to give effect to our sale of _____ million shares of common stock in the offering and receipt and application of the estimated net proceeds from the offering, assuming an initial public offering price of $_____ per share. The information set forth below should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. See "Use of Proceeds."

                                                                                  As of December 31, 1998
                                                                         ----------------------------------------
                                                                                Actual               As Adjusted
                                                                                   (dollars in thousands)
Cash and cash equivalents..............................................       $   7,279               $
                                                                             ==========               =========
Debt:
 Capital lease obligations, including short-term
   portion.............................................................             232
 Long-term debt, including short-term portion..........................           6,454
 Put Warrants..........................................................           1,062
                                                                             ----------               ---------
             Total debt................................................           7,748
Redeemable common stock; issued and outstanding
 1,766,158 shares at December 31, 1998; no shares as adjusted*.........           4,932
Mandatorily redeemable Series A preferred stock;
 authorized 1,000,000 shares; issued and outstanding 5,000
  shares at December 31, 1998, liquidation
  preference $5,387; no shares as adjusted*............................           4,071

Stockholders' equity (deficiency):
 Common stock; $0.01 par value; authorized
   100,000,000 shares; issued and outstanding 17,679,997 shares at December 31, 1998, excluding 1,766,158 shares issued
    as redeemable at December 31, 1998; and _________ shares
    issued and outstanding as adjusted.................................             176
 Additional paid-in capital............................................          11,939
 Notes receivable from stockholders....................................          (2,499)
 Accumulated deficit...................................................         (17,363)
                                                                             ----------               ---------
      Total stockholders' equity (deficiency)..........................          (7,747)

                                                                             ----------               ---------
             Total capitalization......................................      $    9,004               $
                                                                             ==========               =========

____________________

* See Note 4 of the notes to our consolidated financial statements for the conditions applicable to the redeemable securities.

                                   DILUTION

     Our net tangible book value (deficit) at December 31, 1998 was a deficit of approximately $7.7 million, or $0.44 per share of common stock. Net tangible book value (deficit) per share of common stock represents the amount of total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value excludes 5,000 redeemable preferred shares with a carrying value of $4.1 million and 1,766,158 redeemable common shares with a carrying value of $4.9 million.

     Dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering and the pro forma net tangible book value per share of common stock immediately after the completion of the offering. After giving effect to the assumed sale of _____ shares of common stock at a price of $_____ per share in the offering and the application of the estimated net proceeds from the offering, our pro forma net tangible book value as of December 31, 1998 would have been approximately $_____ million, or $_____ per share. This represents an immediate dilution in net tangible book value per share of $_____ to investors who purchase shares of common stock in the offering. The following table illustrates the dilution in net tangible book value per share to such investors:

Assumed initial public offering price per share...........            $
                                                                      --------
     Net tangible book value (deficit) per share
          as of December 31, 1998.........................  $(0.44)
     Increase per share attributable to new
          investors.......................................  ------
     Pro forma net tangible book value per share as of
          December 31, 1998 after giving effect to the
          offering........................................            --------
     Dilution per share to new investors..................            $

     The following table summarizes, as of December 31, 1998, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, including redeemable common shares, the total consideration paid and the average price per share paid at an assumed initial public offering price of $_________ per share:


                              Shares Purchased        Total  Consideration
                            ---------------------     ---------------------        Average Price
                             Number      Percent       Amount      Percent           per Share
                            -------     ---------     --------    ---------     -------------------
Existing stockholders...   19,446,155        %      $17,555,297         %               $0.90
New investors...........
                           ----------    ----       -----------     ----
     Total..............                  100%      $                100%
                           ==========    ====       ===========     ====

          The foregoing table assumes no exercise of stock options or warrants. As of March 31, 1999, there were options and warrants outstanding to purchase 4,865,388 shares of common stock at a weighted average exercise price of $2.57 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes and other financial information included elsewhere in this prospectus. The statement of operations data for each of the years in the three year period ended December 31, 1998, and the selected balance sheet data as of December 31, 1998 and 1997, are derived from our consolidated financial statements which have been audited by KPMG LLP and are included in this prospectus.

                                                                Years Ended December 31,
                                                ------------------------------------------------------------
                                                   1995            1996            1997             1998
                                                     (dollars in thousands, except per share data)
Statement of Operations Data:
 Revenue......................................  $       --      $      105      $       685      $     3,520
 Cost of revenue..............................           1             150              858            3,398
                                                ----------      ----------      -----------      -----------
   Gross profit (loss)........................          (1)            (45)            (173)             122
 Operating expenses:
  Sales and marketing.........................          --             150            1,069            4,990
  Research and development....................          --              61              793            1,226
  General and administrative..................          20             512            2,842            4,881
                                                ----------      ----------      -----------      -----------
   Total operating expenses...................          20             723            4,704           11,097
                                                ----------      ----------      -----------      -----------
   Operating loss.............................         (21)           (768)          (4,877)         (10,975)
 Interest expense (income) net................          --              --             (215)             933
 Income tax expense...........................          --               1                1                2
                                                ----------      ----------      -----------      -----------
   Net loss...................................  $      (21)     $     (769)     $    (4,663)     $   (11,910)
                                                ==========      ==========      ===========      ===========
   Net loss attributable to common
      shares..................................  $      (21)     $     (769)     $    (4,663)     $   (12,404)
                                                ==========      ==========      ===========      ===========
 Basic and diluted net loss per common
   share......................................  $     (.01)     $     (.15)     $      (.37)     $      (.73)
                                                ==========      ==========      ===========      ===========
 Weighted average common shares
   used in determining net loss
   per share..................................  4,460,000       5,125,333       12,590,667       16,953,805
                                                ==========      ==========      ===========      ===========

                                                                    Years Ended December 31,
                                                ------------------------------------------------------------
                                                    1995            1996          1997          1998
                                                                    (in thousands)
Balance Sheet Data:
 Cash and cash equivalents....................  $    --          $   656         $   23       $  7,279
 Working capital (deficiency).................      (11)             479             58          6,735
 Total  assets................................       --              896          2,613         10,513
 Long-term debt...............................       --               --             --          6,137
 Redeemable common and preferred
  stock*......................................       --               --             --          9,003
 Total stockholders' equity (deficiency)......      (11)             677          1,618         (7,747)

___________________
* See Note 4 of the notes to our consolidated financial statements for the conditions applicable to the redeemable securities.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

Overview

      We were founded in 1995 to provide Internet-based messaging and communications services. Our company was initially conceived as a solution to facilitate the receipt of faxes and voice messages via the Internet. Since inception our primary activities have included:

       .  developing our business model,
       . hiring management and other key personnel, . building our infrastructure,
       .  introducing our initial services,
       . expanding geographic coverage and scope of services, . entering into strategic alliances, and . developing new services including our usage-based services and free services.

       We are the leading provider of Internet-based unified messaging services with a base of over 27,000 paid subscriptions as of December 31, 1998.

       We currently derive substantially all of our revenues from subscription fees, activation fees and charges for usage-based services. In the future, we expect to derive a growing proportion of our revenues from up-selling our subscription and usage-based services to our free subscribers. Our customers are mostly pre-billed on a month-to-month basis. Revenues are recognized as the service is performed.

       We expect to increase our sales and marketing expenses following the offering. In the past, we have allocated limited resources to marketing our services, relying on our web site to generate subscriptions and our strategic alliances to market and sell our services to their customer base. We intend to increase our direct and indirect marketing efforts substantially in order to grow our subscriber base and to generate up-sales from our free and paying subscribers and businesses looking to outsource their messaging requirements. These marketing efforts will require a considerable investment on our part.

       We also intend to continue to invest in the development of new services, complete the development of our services currently under development and extend and upgrade our network. In particular, we intend to invest in additional infrastructure to increase our capacity and enable us to provide additional Internet-based messaging and communications services.

       We have incurred significant losses since our inception. As of December 31, 1998, we had an accumulated deficit of approximately $17.4 million. We expect to incur substantial operating losses for the foreseeable future. See "Risk Factors" for a discussion concerning the risks we face.

Results of Operations

     Years Ended December 31, 1998, 1997 and 1996

     The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, information derived from our statements of operations as a percentage of revenues. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                             Years Ended December 31,
                                         --------------------------------
                                             1996      1997      1998
       Revenue..........................      100%     100%      100%
       Cost of revenue..................      143      125        97
                                             ----     ----      ----
              Gross profit (loss).......      (43)     (25)        3
       Operating expenses:
        Sales and marketing.............      144      156       142
        Research and development........       59      115        35
        General and administrative......      489      415       138
                                             ----     ----      ----
              Total operating expenses..      692      686       315
                                             ----     ----      ----
              Operating loss............     (735)    (711)     (312)
       Interest expense (income), net...       --      (31)       26
                                             ----     ----      ----
              Loss before income taxes..     (735)    (680)     (338)
       Income tax expense...............        0        0         0
                                             ----     ----      ----
              Net loss..................     (735)%   (680)%    (338)%
                                              ====     ====      ====

     Revenue.  Revenue was $3.5 million, $685,000 and $105,000 in 1998, 1997, and 1996. The absolute dollar increases in revenue from year to year were due primarily to increases in the number of subscriptions from both our direct marketing and our strategic alliances. Our number of subscriptions were 27,036, 7,120 and 1,268 as of December 31, 1998, 1997 and 1996. Revenue derived from monthly fees from paid subscriptions accounted for substantially all of the revenue in the years ended December 31, 1998, 1997 and 1996. Our subscription services and usage-based services were launched in June 1996. Therefore, revenue for 1997 and 1996 are not directly comparable.

     Cost of revenue. Cost of revenue is primarily comprised of data and voice transmission costs, telephone numbers, customer service, online processing fees and equipment depreciation. Cost of revenue was $3.4 million or 97% of revenue, $858,000 or 125% of revenue and $150,000 or 143% of revenue, for the years ended December 31, 1998, 1997 and 1996. The absolute dollar increases in cost of revenue reflect the cost of building and expanding our server and networking infrastructure and customer services to accommodate the growth of our subscriber base. Cost of revenue as a percentage of revenue decreased from year to year as a result of the increases in revenue over the same periods.

     Operating expenses

     Sales and Marketing. Our sales and marketing costs consist primarily of payments with respect to strategic alliances, sales and marketing personnel, advertising, promotions, public relations, trade shows and business development. Sales and marketing expenses were $5.0 million or 142% of revenue,

$1.1 million or 156% of revenue and $150,000 or 144% of revenue, for the years ended December 31, 1998, 1997 and 1996. The absolute dollar increases in sales and marketing expense from year to year primarily reflect an increase in marketing payments as we have entered into several key strategic relationships with leading Internet and telecommunications companies, and the increase in sales and marketing personnel.

     Research and Development. Our research and development costs consist primarily of personnel and consulting costs. Research and development costs were $1.2 million or 35% of revenue, $793,000 or 115% of revenue and $61,000 or 59% of revenue, for the years ended December 31, 1998, 1997 and 1996. The absolute dollar increase in research and development costs from 1997 to 1998 primarily reflects increases in personnel. Prior to 1997, a significant portion of our research and development activity was outsourced. Research and development costs as a percentage of revenue decreased from 1997 to 1998 as a result of increases in revenue over the same period.

     General and Administrative. Our general and administrative costs consist primarily of personnel costs, professional services, consulting expenses and building and occupancy costs. General and administrative costs were $4.9 million or 138% of revenue, $2.8 million or 415% of revenue and $512,000 or 489% of revenue, for the years ended December 31, 1998, 1997 and 1996. The absolute dollar increases in general and administrative costs from year to year were primarily due to increases in the number of general and administrative personnel as well as increased costs associated with professional services and facility expenses to support the growth of our operations. General and administrative costs as a percentage of revenue decreased from year to year as a result of increases in revenue over the same periods.

     Interest Expense (Income), Net. Our interest expense is primarily related to capital lease obligations and long-term debt. Interest expense (income), net was $933,000, $(215,000) and $0 for December 31, 1998, 1997 and 1996. The
increase in interest expense (income), net for 1998 resulted from the issuance in July 1998 of $10 million principal amount of subordinated debt.

     Income Taxes. As of December 31, 1998, we had federal and state net operating loss carryforwards of approximately $17.1 million available to offset income in the future. Such net operating loss carryforwards will begin expiring in the year 2000. Under the Tax Reform Act of 1986, the amounts of and benefits from such net operating loss carryforwards may be impaired or limited.

Quarterly Financial Information

     The following table sets forth statement of operations data and such statement of operations data as a percentage of revenues for the three months ended December 31, September 30, June 30 and March 31, 1998, and December 31, September 30 and June 30, 1997. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                   Three Months Ended
                                 -----------------------------------------------------------------------------------
                                    June 30,         Sept. 30,         Dec. 31,          March 31,         June 30,
                                      1997             1997              1997              1998              1998
                                 -----------     -------------     -------------     -------------     -------------
Revenue..........................    138,977           202,294           226,467     $     490,427     $     784,416
Cost of revenue..................     88,165           207,388           541,364           626,217           682,814
                                 -----------     -------------     -------------     -------------     -------------
  Gross profit (loss)............     50,812            (5,094)         (314,897)         (135,790)          101,602
Operating expenses:
 Sales and marketing.............    206,242           351,727           325,128           371,969           513,347
 Research and development........     48,696           114,706           163,293           261,482           287,462
 General and administrative......    741,221           975,057         1,173,820           917,320         1,105,454
                                 -----------     -------------     -------------     -------------     -------------
  Total operating expenses.......    996,159         1,441,490         1,662,241         1,550,771         1,906,263
                                 -----------     -------------     -------------     -------------     -------------
  Operating loss.................   (945,347)       (1,446,584)       (1,977,138)       (1,686,561)       (1,804,661)
 Interest expense (income), net..   (119,063)          (72,019)           (7,162)              154              (970)
                                 -----------     -------------     -------------     -------------     -------------
  Loss before income taxes.......   (826,284)       (1,374,565)       (1,969,976)       (1,686,715)       (1,803,691)
Income tax expense...............         --                --                --             1,500                --
                                 -----------     -------------     -------------     -------------     -------------
  Net loss.......................   (826,284)       (1,374,565)       (1,969,976)    $  (1,688,215)    $  (1,803,691)
                                 ===========     =============     =============     =============     =============

                                             Three Months Ended
                                       -------------------------------
                                           Sept. 30,         Dec. 31,
                                             1998              1998
                                       -------------     -------------
Revenue................................$     975,243         1,269,750
Cost of revenue........................      915,962         1,173,250
                                       -------------     -------------
  Gross profit (loss)..................       59,281            96,500
Operating expenses:
 Sales and marketing...................    1,291,218         2,813,654
 Research and development..............      329,366           347,232
 General and administrative............    1,240,300         1,617,780
                                       -------------     -------------
  Total operating expenses.............    2,860,884         4,778,666
                                       -------------     -------------
  Operating loss.......................   (2,801,603)       (4,682,166)
 Interest expense (income), net........      433,449           500,692
                                       -------------     -------------
  Loss before income taxes.............   (3,235,052)       (5,182,858)
Income tax expense.....................           --                --
                                       -------------     -------------
  Net loss.............................$  (3,235,052)    $  (5,182,858)
                                       =============     =============

                                                                  Three Months Ended
                                  -----------------------------------------------------------------------------------
                                    June 30,        Sept. 30,          Dec. 31,         March 31,          June 30,
                                     1997              1997              1997              1998              1998
As a percentage of revenues:
Revenue..........................        100%              100%              100%              100%              100%
Cost of revenue..................         63               102               239               128                87
                                  -----------     -------------     -------------     -------------     -------------
  Gross profit (loss)............         37                (2)             (139)              (28)               13
Operating expenses:
 Sales and marketing.............        149               174               144                76                65
 Research and development........         35                57                72                53                37
 General and administrative......        533               482               518               187               141
                                  -----------     -------------     -------------     -------------     -------------
  Total operating expenses.......        717               713               734               316               243
                                  -----------     -------------     -------------     -------------     -------------
  Operating loss.................       (680)             (715)             (873)             (344)             (230)
 Interest expense (income), net..        (86)              (36)               (3)                0                 0
                                  -----------     -------------     -------------     -------------     -------------
  Loss before income taxes.......       (594)             (679)             (870)             (344)             (230)

Income tax expense...............         --                --                --                --                --
                                  -----------     -------------     -------------     -------------     -------------
  Net  loss......................     (594)%            (679)%            (870)%            (344)%            (230)%
                                  ===========     =============     =============      ============     =============

                                              Three Months Ended
                                        -------------------------------
                                          Sept. 30,          Dec. 31,
                                             1998              1998
As a percentage of revenues:
Revenue................................          100%              100%
Cost of revenue........................           94                92
                                        -------------     -------------
  Gross profit (loss)..................            6                 8
Operating expenses:
 Sales and marketing...................          132               222
 Research and development..............           34                27
 General and administrative............          127               128
                                        -------------     -------------
  Total operating expenses.............          293               377
                                        -------------     -------------
  Operating loss.......................         (287)             (369)
 Interest expense (income), net........           45                39
                                        -------------     -------------
  Loss before income taxes.............         (332)             (408)

Income tax expense.....................           --                --
                                        -------------     -------------
  Net  loss............................       (332)%            (408)%
                                        =============     =============

Fluctuations in Annual and Quarterly Results

    Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, including:

    . the rate at which we are able to add subscriptions and up-sell additional usage-based services to both free and paid customers of our subscription services,
    . the amount and timing of expenditures to enhance sales and marketing and to expand our infrastructure, or other costs, as we expand our network,
    . the announcement or introduction of new or enhanced services by our competitors,
    . technical difficulties or network downtime, . economic and competitive conditions specific to our industry, and . general economic conditions.

Liquidity and Capital Resources

    Since our inception, we have financed our operations through the private placement of common stock, preferred stock and long-term debt and through equipment lease financing. At December 31, 1998, we had approximately $7.3 million in cash and cash equivalents.

    Net cash used in operating activities increased to $10.0 million for 1998 from $4.5 million for 1997. The increase in net cash used in operating activities from year to year primarily resulted from increasing net losses. Net cash used in investing activities decreased to $543,000 for 1998 from $1.6 million for 1997 primarily due to the completion of the initial build-out of our network, resulting in decreased purchases of furniture, fixtures and equipment in 1998. Net cash provided by financing activities increased to $17.9 million for 1998 from $5.5 million for 1997 resulting primarily from the issuance of $5 million liquidation preference of our redeemable preferred stock, $5 million of subordinated debt net of issuance discount and $5 million of redeemable common stock.

    Our capital requirements depend on numerous factors, including market acceptance of our services, the amount of resources we devote to investments in our network and services development, the resources we devote to the sales and marketing of our services and our brand promotions and other factors. We have experienced a substantial increase in our capital expenditures and operating lease arrangements since our inception consistent with the growth in our operations and staffing, and anticipate that this will continue for the foreseeable future. Additionally, we expect to make additional investments in technologies and our network, and plan to expand our sales and marketing programs and conduct more aggressive brand promotions. We currently anticipate that the net proceeds of the offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months.

Impact of Year 2000 Issue

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using computer programs or hardware, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid "Year 2000" issues.

    We are a comparatively new company, and, accordingly, the software and hardware we use to operate our business has all been purchased or developed in the last three years. While this does not protect us against Year 2000 exposure, we believe we gain some mitigation from the fact that the information technology we use to operate our business is of recent origin. All of the software code we have internally developed to operate our business is written with four digits to define the applicable year.

    We are in the process of testing our internal information technology and non-information technology systems. To date, we have only completed preliminary testing of our internally developed systems. All of the testing we have completed has been performed by our own personnel. To date, we have not retained any outside service or consultants to test or review our systems for Year 2000 compliance. Based on the testing we have performed, we believe that such software is Year 2000 compliant. However, we intend to complete more extensive testing later in the year.

    In addition to our internally developed software, we utilize software and hardware developed by third parties both for our network as well as our internal information systems. We have tested such third-party software and hardware to determine Year 2000 compliance. In addition, we have obtained certifications from our key suppliers of hardware and networking equipment for our data centers that such hardware and networking equipment is Year 2000 compliant. Additionally, we have received assurances from the providers of key software applications for our internal operations that their software is Year 2000 compliant. Based upon an initial evaluation of our broader list of software and hardware providers, we are aware that all of these providers are in the process of reviewing and implementing their own Year 2000 compliance programs, and we will work with these providers to address the Year 2000 issue and continue to seek assurances from them that their products are Year 2000 compliant.

    We have not incurred any significant expenses to date, and we do not anticipate that any future costs associated with our Year 2000 remediation efforts will be material. We estimate that the costs associated with implementing our year 2000 compliance plan to be approximately $100,000. However, if we, our customers, our providers of hardware and software or other third parties with whom we do business fail to remedy any Year 2000 issues, our services could be interrupted and we could experience a material loss of revenues that could have a material, adverse effect on our business, prospects, results of operations and financial condition. We could consider such an interruption to be the most reasonably likely unfavorable result of any failure by us, or failure by the third parties upon whom we rely, to achieve Year 2000 compliance. Presently, we are unable to reasonably estimate the duration and extent of any such interruption, or quantify the effect it may have on our future revenues. We have yet to develop a comprehensive contingency plan to address the issues which could result from such an event. We are prepared to develop such a plan if our ongoing assessment leads us to conclude we have significant exposure based upon the likelihood of such an event. See "Risk Factors -- Our Failure and the Failure of Third Parties to Be Year 2000 Compliant Could Negatively Impact Our Business."

Recently Issued Accounting Pronouncements

    In December 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-9 "Software Revenue Recognition with Respect to Certain Transactions" (SOP 98-9). SOP 98-9 amends certain paragraphs of SOP 97-2 to require recognition of revenue using the "residual method" with respect to certain transactions. The "residual method" established by SOP 98-9 is effective for fiscal years beginning after March 15, 1999. We do not expect SOP 98-9 to have any material impact on our results of operations.

    In June 1998, the FASB issued SFAS NO. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for transactions entered into after January 1, 2000. This statement requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. We are in the process of determining the impact that the adoption of SFAS NO. 133 will have on our results of operations and financial position.

    In February 1998, the FASB issued SFAS NO. 132, "Employees' Disclosures About Pensions and Other Postretirement Benefit Plans." This statement is effective for fiscal years beginning after December 15, 1997 and restatement of disclosures for earlier periods is required. We adopted SFAS No. 132 in 1998.

          In October 1997, the AICPA released Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). Among other things, SOP 97-2 eliminates the distinction between significant and insignificant vendor obligations promulgated by SOP 91-1 and requires each element of a software arrangement to meet certain criteria in order to recognize revenue allocated to that element. Additionally, SOP 97-2 requires that total fees under an arrangement be allocated to each element in the arrangement based upon vendor specific objective evidence, as defined. SOP 97-2 was effective for software transactions entered into by us in fiscal 1998 and subsequent periods. Application of the statement requirements did not have a material impact on our consolidated financial position, results of operations or loss per share data as currently reported.

                                   BUSINESS


Company Overview

    We are an Internet-based messaging and communications services provider to individuals and businesses throughout the world. Our services enable the user's e-mail box to function as a single repository for all e-mail, fax and voice mail and permit convenient message retrieval through e-mail or by phone. Customers can sign-up for all of our services through our web site and can receive a JFAX.COM phone number in minutes.

    We believe we are the world's largest provider of Internet-based unified messaging services with over 27,000 paid subscriptions as of December 31, 1998. Since we started offering our services on a commercial basis in June 1996, we have expanded our network to offer our services in over 60 area codes in the United States and abroad, including in 21 of the 25 most populous metropolitan areas in the United States and such international business centers as London, Paris, Rome, Frankfurt, Zurich, Sydney and Tokyo.

Industry Background

    Growth of the Internet and E-Commerce

    The Internet has experienced rapid growth and has developed into a significant tool for global communications, commerce and media, enabling millions of people to share information and transact business electronically. International Data Corporation, or IDC, estimates that there were over 51 million web users in the United States and over 97 million worldwide at the end of 1998. IDC projects these numbers to increase to over 135 million web users in the United States and over 319 million worldwide by the end of 2002. Internet-based businesses have emerged to offer a variety of products and services over the Internet. Advances in online security and payment mechanisms have also prompted more businesses and consumers to engage in electronic commerce. IDC estimates that the value of purchases of goods and services, excluding fund transfers and stock transfers, on the Internet will grow from $32.4 billion worldwide in 1998 to $425.7 billion worldwide in 2002.

    E-Mail

    E-mail is the most widely adopted Internet application, ranging from a personal messaging tool to a strategic business tool. According to Electronic Mail & Messaging Systems, there were approximately 325 million e-mail accounts in operation at the end of 1998. E-mail messages have increased in volume and functionality, and this trend is expected to continue. For example, e-mail is expected to become a major vehicle for e-commerce transactions. Forrester Research predicts that the typical online consumer will participate in eight to ten commerce-related exchanges via e-mail per week by 2001. The e-mail box as a locating and delivery device has become the platform for additional applications such as directory services, scheduling and document sharing. Furthermore, the e-mail box can function as a central repository to receive, send, forward, organize and prioritize voice mail, fax and e-mail messages, thus creating unified messaging.

    Traditional Faxing

    The fax machine is a valuable tool for communication for businesses and individuals. Although e-mail traffic is growing rapidly, faxing continues to grow because telephone rates continue to decrease and computer based fax facilitates broadcast fax and fax-enabled applications. IDC estimates that worldwide fax transmissions will increase from 395 billion minutes in 1998 to 647 billion minutes in 2002. According to IDC, fax transmissions generated estimated revenues of $92 billion in 1998 and are projected to generate $103 billion in 2002.

    Trends in Faxing

    The transmission of faxes over the Internet has become an increasingly popular tool and provides a low cost method to send and receive faxes. In addition to Internet faxing, users are increasingly faxing documents directly from their computers over traditional phone lines, thereby growing less dependent on traditional fax machines. IDC estimates that the share of faxes sent using a fax machine in the United States was 82% in 1997 and is projected to be 58% in 2002.

    Recent advances in technology allow users to send and receive faxes from their computers using e-mail to transmit data over the Internet. Internet faxing using e-mail reduces labor costs associated with traditional faxing by allowing users to send, receive and manage faxes from their computers, and reduces carriage costs because of the use of the Internet rather than telephone lines as the transmission medium.

    Trends in Internet Messaging

    With continuing developments in modern technology, the various message media are currently in the process of converging. Communication channels are becoming interchangeable as consumers can send the same message through e-mail, voice mail and fax. With the unification of these functions, consumers increasingly value messaging services that are "device-independent." Consumers appreciate the ability to send and retrieve messages in any form and in the most convenient manner, e-mail, voice mail or fax, with the telephone or personal computer or through web access.

    As e-mail continues to grow and a portion of fax traffic migrates to the Internet, industry analysts are predicting rapid growth of services that unify and simplify the messaging and communications needs of e-mail users. IDC defines unified messaging as "a single 'in-box' for voice, e-mail and fax messages that is accessible by both telephone and PC." IDC predicts that the market for unified messaging will grow from approximately 90,000 unified messaging mailboxes in 1998 to over 12.9 million boxes in 2002 in the United States alone with each generating $20 in unified messaging revenue per month.

    Need for Cost-Effective Solutions

    Whether it is an individual avoiding the cost of maintaining a fax machine, answering machine and dedicated fax line or a large corporation attempting to cost-effectively manage expanding and increasingly sophisticated communications systems, individuals and businesses alike are making use of third parties to
manage their messaging needs.   In addition, businesses often find it difficult
to implement state-of-the-art technology in their own infrastructure and individuals with the expertise to maintain a sophisticated messaging system can be scarce and costly to hire, train and retain. As a result, we believe that organizations seeking to lower their costs and to reduce time-to-market with complex technologies will look to Internet-based solutions to outsource non-core competencies, such as messaging systems, to maintain competitiveness.

Our Solution

    We provide individual consumers, end-users and businesses with convenient, cost-effective and reliable Internet-based messaging and communications services.

    Individual Consumers and End-Users

    Our services are designed to provide the following key benefits to individual consumers and end-users:

     . Unified Messaging. We believe we are the first company to provide a commercially available Internet-based messaging service that enables the end-user's e-mail box to function as a single repository for all e-mail, fax and voice mail and permit convenient access to and management of their messages through e-mail or by phone.

     . Anytime, Anywhere Accessibility. We have designed our services to allow easy access by customers seven days a week, 24 hours a day from any location. Our customers can listen to their e-mail and voice mail and manage their e-mails, faxes and voice mails from any touch-tone phone. In addition to these capabilities, our customers can view their faxes anytime they read their e-mail.

     . Access to International Network. We have built a network allowing our customers to establish a local phone number in over 60 area codes in the United States and abroad including in 21 of the 25 most populous metropolitan areas in the United States and such international business centers as London, Paris, Rome, Frankfurt, Zurich, Sydney and Tokyo. Additionally, our proprietary web access and e-commerce solution enables a customer to activate service within minutes.

     . Cost Effective Service. We believe that by using our service, customers can achieve cost savings and efficiency when compared to traditional telephone and fax communication.

     . Customization. Our services allow customers to create their own messaging solutions. They may elect to use our free services or our paid subscription services, or they may add any of our usage-based features, such as telephone access to e-mail, outbound voice, outbound faxing, broadcast voice and broadcast faxing.

     . Customer Support. We offer our customers various levels of support seven days a week, 24 hours a day.

     Businesses

     In addition to the benefits listed above, our service provides the following key benefits to businesses:

     . Cost Effective Service. With our service, businesses have a reduced need for personnel, traditional fax machines, phone lines or other costly hardware. In addition, we offer a turn-key solution priced to reflect our economies of scale.

     . Award-Winning Technology. We provide our customers with access to advanced, award-winning Internet-based messaging technologies based on open standards. In addition to being the first to market a unified messaging service, our technology has earned the following awards:

            . 1998 CommerceNet award for Electronic Commerce Excellence in the United States Business-to-Consumer category,
            . 1997-98 What Cellphone award for Best Accessory for the Mobile Office, and
            .  1996 British Telecom and Sunday Times Superhighway Technology
               Award.

     . Scaleability and Reliability. Our system architecture is designed to be highly scaleable, meaning that it allows us to easily add additional locations to our network and additional users at each location. Our system is also designed to have redundant significant components and to meet the stringent telecommunications company standards for reliability.

     . Security. Our fax services provide a type of security not available with traditional faxing since messages arrive directly into the customer's e-mail box and do not remain in view on a traditional fax machine. In addition, all of our message transmission services are merely a conduit for electronic messaging and do not store copies of transmissions in any format, electronic or otherwise.

Our Strategy

     Our objective is to be the leading global provider of Internet-based unified messaging and related services to individuals and businesses. To achieve this objective, we intend to:

     . Grow Our Traditional Subscriber Base. We plan to add new subscribers through our direct marketing efforts and through our strategic alliances with major online service providers, Internet service providers, e-mail service providers and others. We believe that our strategic alliances provide us with direct access to their customer bases, which reinforces our first-to-market advantage.

     . Capitalize on Free Services. We believe that our free services will attract a critical mass of users and educate Internet users regarding the benefits of our services. We then plan to build our paid subscriber base by converting a portion of free subscriptions to paid subscriptions and to enhance usage-based services to both free and paid users.

     . Build the JFAX.COM Brand. We intend to increase our focus on building the JFAX.COM brand. Historically, our growth has been primarily by word of mouth and the limited promotional efforts of our strategic alliances. Following the offering, we intend to launch a new promotional campaign to increase awareness of the JFAX.COM brand through our strategic alliances and through traditional media, including print and radio.

     . Expand Service Offerings. We continue to add features to make our services more functional and convenient for end-users. Our goal is to have sticky services, where each end-user discovers through use that our services facilitate efficient messaging management and, as a result, the end user increases his or her use of our services. For instance, we plan to introduce notification, follow me services, cardless calling and cardless conference calling.

     . Further Develop Strategic Alliances. Our indirect marketing efforts use key relationships with companies such as Ameritech, Yahoo!, CompuServe, Critical Path, Prodigy and others. These allies promote our services and provide a base of potential customers. Our intention is to maximize the value of our existing strategic alliances and enter into similar relationships with other leading Internet and communications companies.

     . Expand International Network. We are expanding our international network, which currently includes locations in North America, Europe and the Pacific Rim. We offer local phone numbers in over 60 area codes in the United States, including area codes in 21 of the 25 most populous major metropolitan areas. We also have over 15 area codes outside the United States, including area codes in London, Paris, Rome, Frankfurt, Milan, Sydney and Tokyo. We intend to increase the number of area codes and target new international locations.

Our Services

     We provide a comprehensive range of Internet-based services to address the messaging and communication needs of individuals and businesses. All of our inbound services provide a unique telephone number assigned from available area codes and digitally compress and route messages to the e-mail box.

Our subscription services are summarized in the following table:

SUBSCRIPTION SERVICES
-----------------------------------------------------------------------------------------------------------------------------------
Services               Description                  Attributes                               Pricing**
-----------------------------------------------------------------------------------------------------------------------------------

Free Services
-------------
Free Fax               Fax to E-mail                Free telephone number                    Free
                                                    Unlimited number of incoming faxes
                                                    Only incoming fax capability
                                                    User cannot choose area code

Free Voice Mail*       Voice mail to E-mail         Free telephone number                    Free
                                                    Unlimited number of incoming voice
                                                    mails
                                                    User cannot choose area code

Paid Services
-------------
Business Fax           Outbound faxing-User can     Can select area code for phone number    Setup Fee of $15 and $12.50 per phone
                       send faxes                   Unlimited incoming faxes                 number per month plus additional
                       Broadcast fax-User can       Annotation capability                    usage-based charges
                       send the same fax to
                       numerous recipients

E-mail by Phone        Phone access-User can        Access, manage and/or reply to           Setup Fee of $15 plus $9.50 per month
                       call                         e-mail,                                  plus additional usage-based charges
                       a toll-free number and       voice mail and faxes by phone
                       access e-mail and voice
                       mail through a touch tone
                       telephone

Unified Messaging      Combined suite of services   All benefits of Business Fax and         Setup fee of $15 plus $12.50 per month
                                                    E-mail by Phone                          plus additional usage-based charges

(*)  This service is not yet active.
(**) These are United States dollar prices for phone numbers in most countries.
     Additional charges apply to toll-free inbound numbers.

     In addition to our subscription services, we provide a number of value-added services which are available to free and paid customers of our subscription services for an incremental usage-based fee. The primary usage-based services that we offer and we expect to offer in the near future are described in the following table:

UP-SALE SERVICES
------------------------------------------------------------------------------------------------------------------------------------
Services                         Description                                                     Attributes
------------------------------------------------------------------------------------------------------------------------------------


Current Usage-Based Services
-----------------------------
Outbound Fax                    User can fax document through his/her e-mail outbox via the      Per minute fax rates
                                Internet by using the destination fax number "@jfaxsend.com"     Paperless forwarding of received
                                                                                                 faxes
                                as the e-mail destination address


Outbound Voice                  User can send a voice message through his/her e-mail outbox      Respond to e-mails with a voice
                                via the Internet by using the destination phone number           message
                                "@jfaxsend.com" as the e-mail destination address

Broadcast Faxing                User can send the same outbound fax to multiple  recipients      Powerful broadcast faxing
                                via the Outbound Fax service                                     capabilities

Broadcast Voice                 User can send the same voice message to multiple recipients      Powerful broadcast voice messaging
                                via the Outbound Voice service                                   capabilities

Telephone Access to E-mail      User can call a toll-free number and access e-mail through a     Access, manage and/or reply to
                                touch tone telephone                                             e-mail by phone

Planned Services
----------------
Follow Me Services              Will find user by routing incoming calls to any phone number     User will be able to assign
                                or series of phone numbers.  Callers will have option to         telephone/cell phone numbers and
                                leave a voice mail or to search for the user                     pager numbers at which user can be
                                                                                                 located
                                                                                                 Service will try all numbers and
                                                                                                 track user down

Notification                    Will keep user updated regarding incoming messages.  User        User will be able to choose to
                                will be able to apply rules to filter which messages he/she      check messages immediately or do it
                                receives and through which media he/she is notified              later

Cardless Calling                User will be able to make outgoing calls through JFAX.COM        User will be able to  make calls
                                number by entering a pin number                                  without having to hang up and
                                                                                                 reenter calling card number

Conference Calling              User will be able to speak to more than one party at a time

     There can be no assurance that we will be successful in the development or offering of these planned services.

Strategic Alliances

     In order to introduce our services to end-users, we have developed strategic relationships with various online and offline service providers. These service providers have pre-existing relationships with their customer bases of e-mail-centric and telephone-centric users, thereby providing us with access to likely consumers for our services. The following table lists examples of our current relationships:

        E-Mail Providers/Portals          Internet/Online Service Providers
        Critical Path                     America Online
        CommTouch                         CompuServe
        mail.com                          Prodigy


        Telecommunications Companies                Systems Integrators,
                                                    Value Added Resellers,
                                                    and International Resellers
        Ameritech                                   Telos
        Telecom New Zealand                         Daimler-Benz IT Services
        ESAT Telecom                                E.com Global Ltd.
        ACC Telecom                                 Kuni International Research/Eudora Japan

The following is a summary of certain of these key relationships:

     Critical Path

     We are the exclusive unified messaging service offered by Critical Path, a leading provider of outsourced e-mail platforms to corporate clients. Critical Path's customers as of March 1999 included E*Trade, U.S. West, Network Solutions and America Online, or AOL, which has selected Critical Path to provide e-mail accounts to all of its ICQ (real-time Internet messaging service) users. As the exclusive provider of unified messaging to Critical Path's customers, we expect to participate in the deployment of e-mail and related value-added services to Critical Path's rapidly growing base of users.

     CompuServe

     We provide the exclusive unified messaging service for CompuServe, a leading online service provider. We are an active advertiser on the CompuServe Network and CompuServe.com and also share revenue with CompuServe to the extent that the advertising produces greater customer sign-ups than anticipated.

     CommTouch

     We are the exclusive unified messaging service offered by CommTouch, a leader in providing outsourced e-mail platforms to corporate clients. CommTouch co-brands our service as "powered by JFAX.COM" under a revenue-sharing arrangement.

     Prodigy

     We are the exclusive unified messaging service offered by Prodigy, a leading Internet service provider. Prodigy co-brands our services for sale to its customers under a revenue-sharing arrangement.

     Telecom New Zealand

     We have a revenue sharing arrangement with Telecom New Zealand Limited, which is the dominant telephone company and our exclusive reseller in New Zealand.

     Kuni Research International

     Kuni Research International is our exclusive reseller in Japan. Kuni is a major reseller of Eudora's e-mail products and is Eudora's exclusive reseller in Japan. We believe that Japan will be an important market, having the largest number of e-mail users in the world outside of the United States. Kuni has a revenue sharing arrangement with us.

     Many of these relationships are terminable at will or upon short notice. Furthermore, none of these relationships include long-term contractual commitments to continue the relationship, and most of these relationships are in the early stages of development. Although we believe that individually none of these relationships is material to our business, we consider our strategic alliances in their entirety to be important to our future success.

Sales and Marketing

     Within the unified messaging market, we believe that we have a significant level of brand recognition. This is despite the fact that we have spent little on marketing and promotion. We believe that we have the largest market share in the world-wide unified messaging market. We intend to enhance our market position by implementing the following strategy.

     Direct Marketing

     Our direct marketing efforts have consisted of attracting visitors to our web site and signing them up as customers. In the past, approximately 60% of our new subscriptions have originated directly through our web site. We believe that our free service offerings will result in a significant increase in traffic to our web site. In the past, we have only engaged in modest advertising through direct channels due to limited financial resources.

     To fully capitalize on our business model, we intend to initiate a more traditional marketing campaign, which will initially include targeted advertising, direct mail, radio and outbound telemarketing.

     Indirect Marketing

     Online Advertising and Reselling. We have revenue sharing and commission based arrangements with a large number of resellers that allow us to advertise on their web sites and permit them to resell our service. We have implemented our affiliates program, a tool for enabling companies and individuals to sign up as JFAX.COM resellers online.

     Integrated Services. With some of our strategic alliances, we co-brand our service, allowing them to integrate their service with ours and sell a "powered by JFAX.COM" service.

     Telecommunications Companies. Recently, we have contracted with Ameritech, Telecom New Zealand and ESAT Telecom in Ireland to offer services to their customers. These agreements represent a first step in executing a broad recruitment program targeting regional bell operating companies, competitive local exchange carriers, long distance providers and wireless carriers.

     Value-Added Resellers and Systems Integrators. We are in the early stages of our relationship with value-added resellers and systems integrators. We intend to build a network of value-added resellers and system integrators. We intend to build a network of value-added resellers and systems integrators that will offer our services as part of an overall information technology solution for their corporate and government customers.

     International Marketing. We believe that we benefit from local representatives in our international markets, since they have the cultural understanding and relationships necessary to sell our services. Our international department in Los Angeles focuses on recruiting and supporting our international marketing effort. We intend to move our European representative recruitment and support activities to Europe by adding an office there, maintaining our Pacific Rim and Latin American representative recruitment and support activities in Los Angeles.

     Up-Sale Marketing

     A critical piece of our direct and indirect marketing strategies is to offer free services. The free services allow us to expand our customer base and get customers in the habit of using our services. By virtue of our modular service approach and flexible billing systems, we can then engage in the following two-step approach to up-sales:

     . sell additional usage-based services to both free and paid subscribers,
       and
     . convert our free subscribers to paid subscriptions.

     In order to effectively execute our up-sell strategy, we must identify reasons why our customers may hesitate to buy new services. We believe the primary reasons include:

     . mere resistance to change, and
     . the existence of functional alternatives, such as answering machines and fax machines.

     We intend to overcome this resistance by selling the factors of unified messaging one at a time. In offering our services on a menu basis, we believe we can:

     . decrease the risk, or perceived risk, to the customer,

     . take advantage of immediate, compelling needs to bring about behavior changes, for instance, leveraging the privacy afforded by fax to e-mail to wean the customer of dependence on an actual fax machine, and

     . render functional alternatives redundant through the gradual introduction of more complete unified messaging services.

     For example, a free fax customer may, initially, only see the need for a fax machine substitute and see no value in fax to e-mail, voice to e-mail or telephone access to e-mail. By introducing this customer to unified messaging via the free fax service, this customer may, through targeted selling of add-on features, gradually see the power of combined fax to e-mail, voice to e-mail and telephone access to e-mail, and thereby migrate to unified messaging.

     Our unified messaging resources allow us to execute our up-sale strategy efficiently. As a unified messaging company, we have access to our subscribers' e-mail and are able to customize our marketing efforts to specific customers.
As a result, we have a direct, low cost channel in which to advertise our services by sending the customer a promotional fax, e-mail or voice mail message.

International Network and Operations

     We offer our services in over 60 area codes in the United States and abroad, including in 21 of the 25 most populous major metropolitan areas in the United States and such international business centers as London, Paris, Rome, Frankfurt, Zurich, Sydney and Tokyo. We intend to take advantage of our first-to-market position by creating a leading position in major cities as quickly as possible. We have pursued two basic types of commercial relationships in rolling out our network:

     . International Strategic Alliances. To expand our international network rapidly, we are pursuing strategic alliances with telecommunications providers in a number of foreign markets. These alliances provide us with local marketing, billing, customer support, co-location and phone numbers.

     . Co-location. Our co-location agreements require the contracting party to provide space in its facility for our server, and a frame-relay network to carry the server's traffic to major network hubs. Each server has connections to at least two major hubs for redundancy purposes. Either the local telephone company or an alternate provides direct inward dial services for our use.

       We have entered into major co-location agreements with two carriers. For locations in the United States, we have a co-location agreement with WorldCom/MFS, which is now MCI WorldCom. For international locations, our co-location agreement is with a division of Telecom Italia. We have other preexisting co-location agreements, in which we own the lines and equipment. We pay a fixed fee per month for these co-locations.

Service Architecture and Information Systems

     Our services are structured into service categories in a distributed and modular fashion, for rapid deployment, reliability and scalability. The service categories are as follows:

     Inbound Services

     Inbound servers accept incoming fax and voice mail messages, on trunk lines from local telephone providers. The servers run on the Unix operating system, known for reliability in telecom environments, with digital fax/voice cards and T-1 trunk interface cards supplied by leading telephony card manufacturers, and software designed and written by our programmers. After a fax transmission or a voice message is received by the server, it is compressed into a standard form, and sent to the user's e-mail address via the Internet. Voice messages are typically compressed by a factor of 5 to 1 in the GSM standard voice format, which results in telephone quality voice, with small file sizes. Faxes are compressed to the TIF/F, an Internet standard for multi-page fax documents, with an average page requiring about 40 kilobytes of memory.

     Outbound Services

     The outbound system accepts e-mail messages via the Internet, that are addressed to fax machines anywhere in the world, or voice messages that are addressed to telephones anywhere in the world. After a message is received by the outbound system, it determines a least cost route for transmitting the message to the final destination fax machine or telephone. The system comprises servers in a distributed network with several scheduling, prioritization and routing procedures designed and written by our programmers, to ensure that the message is delivered in a timely and cost-effective manner to the destination.

     Telephone Access Services

     Our telephone access system offers users the capability to call from any touch-tone telephone and listen to their e-mails and voice mails and manage their e-mails, faxes and voice mails via any touch-tone phone. These servers connect via the Internet to the user's e-mail servers, and retrieve all of the user's messages, so that the user may listen to, reply, forward or delete the messages (fax, voice or e-mail via a text-to-speech engine).

     Web Access and Web Provisioning Services

     Our web access and provisioning systems permit us to provision phone numbers and manage account information in near real-time. These systems work on a network of servers connected to a centralized database, and are built to handle high volume traffic in a redundant and scalable fashion.

Customer Support Services

     Our customer service department provides 24-hour support, seven days a week. This department provides support primarily in English, although this department also has French, Spanish and German speakers. The department handles all account issues for our subscribers, ranging from initial sales and sign-up to technical support and account administration. To provide this "one-stop shop," we have installed a technology infrastructure for our customer service representatives to leverage available data from our main enterprise database and our customer database. These databases give our customer service representatives the ability to track purchase history, payment history, caller history, contact history, and report, analyze and solve technical issues in an efficient and organized manner. We maintain a list of frequently asked questions for use by customer service representatives in responding to common queries and issues. This list of questions is updated to keep our customer service representatives abreast of new issues.

     Further, we offer web-based online self-help. This allows customers to resolve simple issues on their own. We have found that most customer questions come from new users, and with an online self-help guide we believe we are able to address the majority of new users' questions efficiently.

Competition

     We principally compete to provide Internet enabled e-mail users with unified messaging and related communications services. Because unified messaging is a new service that is designed to consolidate other methods of messaging (e.g., voice mail, fax and e-mail) into a single repository, we compete with worldwide providers of voice mail services and products and fax services and products. Each of these markets on a stand-alone basis is highly competitive and has numerous service and product providers.

     Although we currently have direct competitors for some of our services, we are not aware of any service provider currently offering an international unified messaging suite of services directly competitive to our own. We believe this lack of direct competition will change. To the extent our services face competition, that competition is based on price, quality, brand recognition, geography and customer support.

     Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry. These industries include major companies which have much greater resources than we have, have been in operation for many years and have large subscriber bases. Such companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. There can be no assurance that additional competitors will not enter markets that we plan to serve or that we will be able to compete successfully. On the consumer side of our business, we face competition from companies offering some of our services on a free basis through an advertising-based model.

     We believe that our solution competes favorably with that of other current and potential providers with respect to the following:

       . range and quality of service offerings, . access to phone numbers in major metropolitan areas in the United
          States and abroad,
       . pricing and cost savings for customers, . customer support, and
       .  brand recognition.

Patents and Proprietary Rights

     We developed substantially all of our software internally. We have agreements with our programmers that provide for our ownership of all software and intellectual property.

     We have trademarked the JFAX and JFAX.COM tradenames and our JFAX logo, as shown on the cover. We have multiple patents pending for proprietary aspects of the major components of our technology.

     We have licensed some components of our software for unlimited use for one-time, upfront payments. Some of our license agreements provide for a modest additional payment in the event of a subsequent major upgrade.

Facilities

     We currently lease approximately 15,000 square feet of office space for our headquarters in Los Angeles, California. Our Los Angeles lease expires in 2000. We have an additional 1,000 square feet of office space at 11 Broadway in downtown New York City. Our New York lease expires in 2000.

Employees

     We currently employ or contract a total of 80 employees, including 11 consultants on a full or part-time basis. We have 63 full-time and 6 hourly workers. Thirty of our employees are technical staff, reflecting our emphasis on the development of new technologies.

     Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical, marketing and management personnel. Our employees are not represented by any collective bargaining unit. We have never experienced a work stoppage. We believe our relationship with our employees is good.

                                  MANAGEMENT

Directors and Executive Officers

         Name             Age                         Position
Richard S. Ressler         40   Co-Chairman of the Board and Chief Executive Officer
Jaye Muller                26   Co-Chairman of the Board and Director
Gary H. Hickox             42   President and Chief Operating Officer
Dr. Anand Narasimhan       33   Chief Technology Officer
Hemi Zucker                41   Chief Financial Officer
Zohar Loshitzer            41   Chief Information Officer and Director
John F. Rieley             54   Director
Michael P. Schulhof        55   Director
R. Scott Turicchi          35   Director
Robert J. Cresci           55   Director

     Richard S. Ressler has been our chief executive officer, co-chairman of the board and a director since 1997. He is a member and manager of Orchard/JFax Investors, LLC, one of our principal stockholders. Since 1994, Mr. Ressler has been the president, sole director and sole shareholder of Orchard Capital Corporation, or Orchard, a consulting firm which provides investment, operational, and financial consulting services to, among others, start-up and turn-around companies. From 1995 to 1997, Mr. Ressler was chief executive officer of MAI Systems Corporation, a software and network computing company, and he currently serves as MAI's chairman. Mr. Ressler has served MAI in such capacities pursuant to a consulting agreement between MAI and Orchard. Since 1995, Orchard has also acted as the manager of CIM Group, LLC, a real estate investment, development and management company. Since 1996, Mr. Ressler has also been a director and shareholder of Orchard Telecom, Inc., a telecommunications consulting firm.

     Jaye Muller is a co-founder and co-chairman of the board and has been a director since 1995. From December 1995 until March 1997, he held various offices with JFAX.COM. After March 1997, he has provided consulting services to us under an agreement between us and Boardrush Media LLC, one of our principal stockholders. He is a member and manager of Boardrush. Mr. Muller received his technical education and began his electronics design work in East Germany. He is a musician and the founder of one of the world's first Internet based newsletters, Germany Alert.

     Gary H. Hickox has been our president and chief operating officer since 1998. From 1996 to 1998 he was global marketing vice president for AT&T Internet Services, where he was responsible for marketing and securing the delivery of an array of Internet-related voice and call center services. From 1983 to 1996, Mr. Hickox held other executive positions within AT&T.

     Dr. Anand Narasimhan has been our chief technology officer since 1996. Dr. Narasimhan began his career with IBM in 1990 as a graduate fellow and conducted research and design work in areas that included audio and speech coding techniques. He developed technologies on five patented telecommunications, digital cellular and network devices, and six additional patents are pending on devices he helped develop in the areas of Internet telephony, voice and audio data transfer and data network switching.

     Hemi Zucker has been our chief financial officer since 1996. Prior to joining JFAX.COM in 1996, he was chief operations manager of Motorola's EMBARC division, which packages CNBC and

ESPN for distribution to paging and wireless networks. From 1980 to 1996, Mr. Zucker held various positions in finance, operations and marketing at Motorola in the United States and abroad.

     Zohar Loshitzer has been our chief information officer and a director since 1997. Since 1995, he has been a managing director of Orchard Telecom, Inc., a telecommunications consulting company. From 1987 to 1995, Mr. Loshitzer was the general manager and part owner of Life Alert, a nationwide emergency response service. Mr. Loshitzer has been a director of MAI Systems Corporation since 1998.

     John F. Rieley is a co-founder and has been a director since 1995. From December 1995 when our business was founded until March 1997, he held various offices with JFAX.COM. After March 1997 he has provided consulting services to us under an agreement between us and Boardrush Media LLC, one of our principal stockholders. He has managed, marketed and consulted on other projects in the media field, the airline industry and in public affairs.

     Michael P. Schulhof has been a director since 1997. Mr. Schulhof is a private investor in the media, communications and entertainment industry. From 1993 to 1996, he was president and chief executive officer of Sony Corporation of America. Mr. Schulhof is a trustee of Brandeis University, the Lincoln Center for the Performing Arts, New York University Medical Center and the Brookings Institution. He is a member of the Council on Foreign Relations and the Investment and Services Policy Advisory Committee to the U.S. Trade Representative. Mr. Schulhof is a director of SportsLine, USA, Inc., an Internet-based sports media company.

     R. Scott Turicchi has been a director since 1998. Mr. Turicchi is a Managing Director in Donaldson, Lufkin & Jenrette Securities Corporation's Investment Banking department. He is responsible for Corporate Finance activities including public equity offerings, high grade and high yield debt offerings, private equity placements and mergers and acquisitions advisory services. Mr. Turicchi joined DLJ in 1990.

     Robert J. Cresci has been a director since 1998. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Quest Education Corporation, Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc. and on the boards of several private companies.

Committees of the Board of Directors

     In April 1999, the board of directors established an audit committee and a compensation committee. The audit committee consists of Messrs. Cresci, Schulhof and Turicchi, all of whom are outside directors. The audit committee recommends engagement of our independent auditors, approves the services performed by such auditors and reviews and evaluates our accounting policies and our systems of internal accounting controls. The compensation committee consists of Messrs. Cresci, Schulhof and Turicchi, all of whom are outside directors. The compensation committee makes recommendations to the board of directors in connection with matters of compensation, including determining the compensation of our executive officers.

Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 1998, we had no compensation committee. Decisions regarding compensation for 1998 were made by our board of directors. Following the completion of the offering, compensation decisions will be made by the compensation committee.

Director Compensation

     Our directors who are also officers receive no separate compensation for serving as directors. Our outside directors, Messrs. Schulhof, Turicchi and Cresci, are themselves, or are representatives of, significant stockholders. They receive no compensation for serving as directors. They are reimbursed for their expenses in attending directors' meetings. See "Certain Transactions."

Executive Compensation

     The following table sets forth information concerning compensation of our chief executive officer and the top four other highly compensated executive officers whose salary and incentive compensation exceeded $100,000 for the year ended December 31, 1998 (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE

                                         Annual                                 Long-Term
                                      Compensation                             Compensation
                              -------------------------                ----------------------------
                                                          Other Annual
  Name And Principal Position    Salary         Bonus     Compensation   Shares Underlying Options
----------------------------- ------------ -------------- ------------ ----------------------------
Richard S. Ressler,              $200,000       $0.00         $0.00                 _____
 Chief Executive Officer

Gary H. Hickox,                   $60,874/(1)/  $0.00       $40,542/(2)/               300,000
 President

Hemi Zucker,                     $150,000     $33,261         $0.00                     10,000
 Chief Financial Officer

Zohar Loshitzer,                 $140,000     $43,677         $0.00                     40,000
 Chief Information Officer

Anand Narasimhan,                $137,453     $25,798         $0.00                     90,000
 Chief Technology Officer

 (1) Represents compensation for the period from September 1998 to December
     1998.

 (2) Consists of re-location expenses reimbursed to Mr. Hickox.

                          Option Grants and Exercises

     The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1998 to the Named Executive Officers. They did not exercise any options during this period.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            Potential Realizable Value
                          Number of                                                           At Assumed Annual Rates
                         Securities      % of Total                                         of Stock Price Appreciation
                         Underlying    Options Granted    Exercise or                            For Option Term
                           Options     to Employees in    Base Price   Expiration             ---------------------------
      Name                 Granted       Fiscal Year        ($/SH)        Date              5% ($)              10% ($)
-----------------------------------------------------------------------------------------------------------------------
Richard S. Ressler,           0              N/A              N/A         N/A                N/A                 N/A
 Chief Executive
    Officer

Gary H. Hickox,            300,000          42.0%            $3.00      9/17/08             $566,005         $1,434,368
  President

Hemi Zucker,                10,000           1.4%            $3.00      9/30/08              $18,867            $47,812
Chief Financial
    Officer

Zohar Loshitzer,            40,000           5.6%            $3.00      9/30/08              $75,467           $191,249
Chief Information
    Officer

Anand Narasimhan,           90,000           12.6%           $3.00      9/30/08             $169,082           $430,310
Chief Technology
    Officer

     Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the SEC and do not represent our estimate of future stock price growth.

     The following table provides information concerning unexercised options held as of December 31, 1998 by the Named Executive Officers. They did not exercise any options during this period.

             AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                  Number of Unexercised Options       Value of Unexercised In-The-
                                   Held at December 31, 1998          Money Options at December 31,
                                -------------------------------                 1998(1)
                                                                      -----------------------------
            Name                Exercisable (#)/Unexercisable (#)   Exercisable (#)/Unexercisable (#)
---------------------------    ----------------------------------  ----------------------------------
Richard S. Ressler,                           0/0                                $0/0
 Chief Executive Officer

Gary H. Hickox,                            0/300,000                              0/0
   President

Hemi Zucker,                             116,667/93,333                    $238,000/169,999
 Chief Financial Officer

Zohar Loshitzer,                         180,000/40,000                       $360,000/0
 Chief Information Officer

Anand Narasimhan,                        60,000/90,000                        $122,400/0
 Chief Technology Officer

     (1) The value of the unexercised in-the-money options is based on fair market value at December 31, 1998, as determined by the Board of Directors, and is net of the exercise price of such options.

1997 Stock Option Plan

     Our 1997 Stock Option Plan (the "Plan") was adopted by the Board of Directors and approved by the stockholders in November 1997. A total of 3,500,000 shares of common stock has been reserved for issuance under the Plan. As of April 12, 1999, options to purchase 1,255,055 shares of common stock were outstanding under the Plan, and 39,330 shares had been issued upon exercise of previously granted options.

     The Plan provides for grants to employees (including officers and employee directors) of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of nonstatutory stock options ("NSOs") to employees (including officers and employee directors) and consultants (including non-employee directors).

     The Plan is administered by the compensation committee of the board of directors (the "Administrator"). The Administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The Administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants.

     Options generally have a term of 10 years. One-third of the shares subject to the option vest on the one-year anniversary of the grant date and each of the remaining one-third portions of the shares subject to the option vest on each annual anniversary of the grant date thereafter.

     The option exercise price may not be less than the higher of the par value or 100% of the fair market value of the common stock on the date of grant; provided, however, that NSOs may be granted at exercise prices of not less than the higher of the par value or 85% of the fair market value on the date the option is granted. In the case of an ISO granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of our stock, the option exercise price for each share covered stock by such option may not be less than 110% of the fair market value of share of common stock on the date of grant of such option.

     In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, each option will become immediately exercisable in full unless the board of directors determines that the optionee has been offered substantially identical replacement options.


Employment Agreements

     We have employment agreements with Mr. Zucker and Mr. Narasimhan. Each of the employment agreements is terminable at will by either party, but provide for severance payments equal to six-months' salary, in the case of Mr. Zucker, and three-months' salary, in the case of Mr. Narasimhan, in the event of a termination by us without cause.

     We also have an employment agreement with Mr. Hickox. The agreement is terminable at will by either party, but provides for 12 months' severance in the event of termination by us without cause or by Mr. Hickox following a relocation or change in position.

     We have established an incentive compensation bonus plan designed to recognize efforts required to achieve our annual objectives. A management committee administers the plan. This committee is exclusively responsible for determining and approving the following:

     . financial planning and setting of corporate goals, . eligibility of plan participants,
     . bonus structure amounts, which are based on base salary, and . individual assessment guidelines and goals.

     Corporate attainment of goals drives the funding of the bonus plan. Messrs. Hickox, Zucker, Loshitzer and Narasimhan each participates in the bonus plan.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of April 15, 1999 with respect to the beneficial ownership of our common stock by:

       . each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock,

       .  our directors and our Named Executive Offices, and

       .  all executive officers and directors as group.

       Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of April 15, 1999 as described in the footnotes below. Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

       This table does not reflect ownership of the outstanding Series A Usable Redeemable Preferred Stock, since we intend to redeem this at or shortly after the closing of the offering.

                                           Shares of Common Stock                                    Shares of Common Stock
                                             Beneficially Owned                                     to be Beneficially Owned
                                            Before the Offering         Shares to be Sold              After the Offering
                                           ----------------------     ---------------------         ------------------------
Name and Address of Beneficial Owner/(1)/  Number         Percent     Number        Percent         Number           Percent
-----------------------------------------  ----------     -------     ------        -------         ------           -------
Orchard/JFAX Investors, LLC/(2)/           10,762,622     54.64%         --            --             --               --
Boardrush Media LLC
     972 Putney Road, Suite 299
     Brattleboro, VT  05301                 4,025,000     20.70%         --            --             --               --
Pecks Management Partners Ltd. /(3)/
     One Rockefeller Plaza
     New York, NY 10020                     2,141,158     10.80%         --            --             --               --
DLJ Entities/(4)/
     277 Park Avenue
     New York, NY  10172                    1,592,500      7.57%         --            --             --               --
Jaye Muller/(5)/                            4,025,000     20.70%         --            --             --               --
Richard Ressler/(6)/                       10,762,622     54.64%         --            --             --               --
John F. Rieley                                140,000      *             --            --             --               --
Gary Hickox                                    33,000      *             --            --             --               --
Michael P. Schulhof/(7)/                      882,483      4.39%         --            --             --               --
Dr. Anand Narasimhan/(8)/                     202,767      1.04%         --            --             --               --
Hemi Zucker/(9)/                              326,058      1.67%
Zohar Loshitzer/(10)/                         180,000      *             --            --             --               --
R. Scott Turicchi/(11)/                       115,000      *             --            --             --               --
Robert Cresci/(12)/                                 0      *             --            --             --               --
All directors and executive officers
 as a group (10 persons)                   16,666,930     80.42%         --            --             --               --

(*)  Designates less than 1%.

(1) The address for all executive officers and directors and for Orchard/JFAX Investors, LLC is c/o JFAX.COM, Inc., 10960 Wilshire Blvd.,
     Suite 500, Los Angeles, CA  90024.

(2)  Consist of 10,512,622 shares of common stock and 250,000 vested warrants.

(3)  Consist of:

     . 1,112,867 shares of common stock and 236,500 warrants held by Delaware
          State Employees Retirement Fund,
     . 306,383 shares of common stock and 65,000 warrants held by ICI American
          Holdings, Inc. Defined Benefit Plan,
     . 205,656 shares of common stock and 43,500 warrants held by Zeneca
          Holdings Inc. Defined Benefit Plan, and
     . 141,252 shares of common stock and 30,000 warrants held by the JW
          McConnell Family Foundation.

(4)  Consist of:

     . 12,500 warrants held by DLJ Capital Corp.
     . 945,500 warrants held by DLJ Private Equity Partners Fund, L.P. . 368,500 warrants held by DLJ Fund Investment Partners II, L.P. . 33,500 warrants held by DLJ Private Equity Employees Fund, L.P. . 215,000 warrants held by DLJ Securities Corp.
     . 17,500 warrants held by DLJ ESC II, L.P.

(5)  Consist of holdings of Boardrush Media LLC.

(6)  Consist of holdings of Orchard/JFAX Investors, LLC.

(7) Consist of 210,483 shares of common stock and 672,000 vested warrants. For accounting purposes, these warrants are treated as options.

(8) Consist of 142,767 shares of common stock and 60,000 employee options that are exercisable within 60 days of April 15, 1999.

(9) Consist of 209,391 shares of common stock and 116,667 employee options that are exercisable within 60 days of April 15, 1999.

(10) Consist of 180,000 employee options that are exercisable within 60 days of April 15, 1999.

(11) Mr. Turicchi was appointed as the board representative for the holders of the Series A Usable Redeemable Preferred Stock and the warrants.

(12) Mr. Cresci was appointed as the board representative of Delaware State Employees Retirement Fund, ICI American Holdings, Inc. Defined Benefit Plan, Zeneca Holdings Inc. Defined Benefit Plan and the JW McConnell Family Foundation.

                             CERTAIN TRANSACTIONS

     The following directors and officers are indebted to us. Hemi Zucker is indebted to us in the amount of $113,250. This amount represents the principal balance of a loan in the original principal amount of $100,000 that was advanced to Mr. Zucker on April 11, 1997. The loan matures on March 31, 2001 and bears interest at the rate of 6.32% per annum. However, interest is not paid periodically, but rather is accrued into principal each September 30 and March
31. Anand Narasimhan is indebted to us in the amount $50,000. This loan was advanced to Mr. Narasimhan on September 17, 1997, matures on September 17, 1999 and bears interest at the rate of 8.0% per annum with interest deducted from Mr. Narasimhan's salary. Boardrush Media LLC, a company controlled by Jaye Muller, is indebted to us in the amount of approximately $2,250,000. The loan to Boardrush was advanced to Boardrush on March 17, 1997. The loan to Boardrush matures on March 17, 2004 (provided, however, that Boardrush shall be required to repay this loan to us upon the sale by Boardrush or its affiliates of at least $4 million of our common stock) and bears interest at the rate of 6.32% per annum with interest payments offset against amounts due and owing to Boardrush under the consulting agreement described below. Gary Hickox is indebted to us in the amount of $99,000. This loan was made to Mr. Hickox in September 1998 when he joined us. Mr. Hickox used the proceeds of this loan to purchase 33,000 shares of our common stock. The loan matures on October 7, 2001 and bears interest at 4.25% per annum, with accrued interest due at maturity.

     We have employment agreements with Mr. Zucker and Mr. Narasimhan. Each of the employment agreements is terminable at will by either party, but provide for severance payments equal to six-months' salary, in the case of Mr. Zucker, and three-months' salary, in the case of Mr. Narasimhan, in the event of a termination by us without cause.

     We also have an employment agreement with Mr. Hickox. The agreement is terminable at will by either party, but provides for 12 months' severance in the event of termination by us without cause or by Mr. Hickox following a relocation or change in position.

     We are a party to a consulting agreement with Boardrush, a company controlled by Mr. Muller, pursuant to which Boardrush provides the services of Mr. Muller and Mr. Rieley to us for a maximum of two days each per month. The term of the consulting agreement runs through the earlier of the date on which the Boardrush loan is repaid in full as described above and March 17, 2004. Therefore, there can be no assurance that upon the repayment of the Boardrush loan, Mr. Muller and Mr. Rieley will continue to provide any consulting services to us. Until March 17, 1999, we paid Boardrush $400,000 per year, payable in equal monthly payments, pursuant to the consulting agreement. From and after March 17, 1999, Boardrush's compensation under the consulting agreement consists solely of forgiveness of interest and principal under the loan discussed above, with principal reductions being made pro rata over the five-year period from March 17, 1999 through March 17, 2004. Pursuant to the consulting agreement, we also reimburse Boardrush for expenses it incurs on our behalf. Monthly reimbursements to Boardrush are approximately $10,000 on average.

     We are also a party to a consulting arrangement with Orchard Capital Corporation, a company controlled by Richard S. Ressler, pursuant to which we pay Orchard $200,000 per year, payable in equal monthly payments, for the services of Mr. Ressler. We also reimburse Orchard for expenses it incurs on our behalf. Monthly reimbursements to Orchard are approximately $3,500 on average.

     We occupy office space at 10960 Wilshire Blvd., Suite 500, Los Angeles, California, which is contiguous to and under a common sublease with CIM Group, LLC, a limited liability company in which Mr. Ressler is a member and manager. The rent for our office space is paid by CIM and we reimburse CIM our proportionate share which is approximately $15,000 per month.

     Because we share office space, the services of our vice president, administration, as well as a receptionist and an administrative assistant are made available to Orchard and CIM and Orchard Telecom, Inc., a company in which Mr. Ressler is a shareholder and director, and we are reimbursed for the proportionate share of certain of their salaries. In addition, telephone service, related telecommunications services, office equipment and other office services, and employee health insurance coverage are provided to Orchard, CIM and Orchard Telecom pursuant to our contracts with our vendors, and we are reimbursed for the proportionate share of the associated expenses.

     The services of our general counsel are made available to Orchard, CIM and MAI Systems Corporation, a company in which Mr. Ressler has a significant ownership interest, and we are reimbursed for the proportionate share of his salary.

     Monthly reimbursements from Orchard (including Orchard Telecom, Inc.), CIM and MAI are currently approximately $12,500. This amount reflects our business activity, vis a vis the other affiliated entities, as of March 31, 1999, and could increase or decrease as we and/or these affiliated entities grow.

     In June 1998, we issued $10 million of our 10% Senior Subordinated Notes due 2004 together with 1,681,577 shares of our common stock to an investor group advised by Pecks Management Partners Ltd., with which Mr. Cresci is associated. The total purchase price was $10 million. In July 1998, we also issued $5 million in liquidation preference of our Series A Usable Redeemable Preferred Stock and warrants to acquire 2,500,000 shares of our common stock. Donaldson, Lufkin & Jenrette Securities Corporation, the affiliate of DLJ Capital Corp. that acted as placement agent for the offerings, received warrants to acquire 215,000 shares of our common stock on the same terms as the purchasers as compensation for its services. The total purchase price was $5 million. Orchard/JFAX Investors, LLC, a company in which Mr. Ressler is the managing member, participated to the extent of $500,000 in the latter investment. In addition, $3.5 million was purchased by DLJ Capital Corp. and its affiliates, with which Mr. Turicchi is associated, and $750,000 was purchased by an investor group advised by Pecks Management Partners, Ltd. The remaining $250,000 was purchased by GMT Partners, LLC. The proceeds of the offering will be used in part to repay the Senior Subordinated notes and the Series A Usable Redeemable Preferred Stock for amounts estimated to be $10,750,000 and $6,600,000, respectively, including accrued and unpaid interest and dividends. Persons participating in these investments will retain their shares of our common stock and warrants to acquire our common stock. To the extent required by the rules of the SEC, the ownership of shares and warrants by such persons is reflected in the table under "Security Ownership of Management and Principal Stockholders."

     In March 1998, we issued a total of 3,000,000 shares of our common stock at $1.00 per share pursuant to a rights offering that was made available to all of our stockholders on the same terms.

     In January 1998, Orchard/JFAX Investors, LLC, a company in which Richard Ressler is the managing member, loaned us $1,400,000 in order to fund our working capital requirements. The principal amount of this loan, together with accrued interest at the rate of 15% per annum, was repaid in full in March 1998 with the proceeds of the rights offering described above.

     In May and June 1998, Orchard/JFAX Investors, LLC loaned us an additional $1,000,000 in order to fund our working capital requirements. The principal amount of these loans, together with accrued interest at the rate of 15% per annum, was repaid in full in July 1998 with the proceeds of the senior subordinated notes and common stock and preferred stock and warrants offerings described above.

     In January 1997, we entered into a consulting agreement with Michael P. Schulhof, now a member of our board of directors. Pursuant to this agreement, Mr. Schulhof agreed to provide financial, investment and operational advice to our management team. In consideration for these services, Mr. Schulhof was granted a warrant to purchase 336,000 shares of our common stock at an exercise price of $0.88 per share and a second warrant to purchase 336,000 shares of our common stock at an exercise price of $2.25 per share. Each of these warrants is currently exercisable and expires in January 2007. The consulting agreement had a two year term and expired by its terms in January 1999.

                         DESCRIPTION OF CAPITAL STOCK

     The following summary information is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. See "Available Information" for more information.

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of April 15, 1999, 19,446,488 shares of common stock were issued and outstanding, and there were 35 holders of record of common stock. As of April 15, 1999, 5,000 shares of Series A Usable Redeemable Preferred Stock were issued and outstanding, and there were 20 holders of record of preferred stock. We also have warrants and stock options outstanding, as described below.

Common Stock

     Dividends

     Subject to the prior rights of any outstanding preferred stock, the holders of common stock are entitled to receive dividends out of assets legally available for payment of dividends at such times and in such amounts as the board of directors may from time to time determine. See "Dividend Policy."

     Voting Rights

     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of our directors, subject to any class or series voting rights granted to the preferred stock. There is no cumulative voting. The board of directors is expressly authorized to adopt, amend or repeal the by-laws in any manner not inconsistent with Delaware law or the certificate of incorporation, subject to the power of the stockholders to adopt, amend or repeal the by-laws. The certificate of incorporation may be amended by an affirmative vote of the holders of a majority of our outstanding capital stock entitled to vote on the matter, subject to any class or series voting rights granted to the preferred stock.

     Liquidation Rights and Other Matters

     The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata any of our assets which are legally available for distribution after payment of all debts and other liabilities and subject to any preferential rights of the holders of preferred stock.

     The holders of 1,681,577 shares of our common stock were granted put rights with respect to those shares, which would be available following a change of control, as defined, in a manner similar to the redemption rights applicable to warrants as described below. The put price is $4.00 per share, subject to adjustment.

Preferred Stock

     As of April 15, 1999, we have one series of preferred stock issued and outstanding, consisting of 5,000 shares of Series A Usable Redeemable Preferred Stock, which will be redeemed for approximately

$6.6 million using a portion of the proceeds of the offering. This redemption is expected to occur no later than __________, 1999.

     The board of directors may authorize the issuance of one or more additional series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the board may determine, without further action by our stockholders.

     The issuance of additional preferred stock by the board of directors could adversely affect the rights of holders of common stock. For example, the issuance of preferred stock could result in another series of securities outstanding with preferences over the common stock with respect to dividends and in liquidation, with voting rights superior to the common stock, or with rights, upon conversion or otherwise, the same or superior to the common stock.

     We believe that the board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, the board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by the board of directors likely to support current management in a contest for control of the company, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue preferred stock for any purpose.

Warrants and Options

     We have issued 2,715,000 warrants to purchase an aggregate of 2,715,000 shares of common stock at an exercise price of $3.00 per share, subject to adjustment. These warrants expire in July 2005. Holders of unexercised warrants are not entitled to receive dividends or other distributions or to receive notice of any meeting of stockholders. Holders of unexercised warrants also do not have voting or any other rights of stockholders.

     Upon the occurrence of a change of control, as defined, that is not approved by the holders of 66 2/3% in interest of the warrants and the shares of common stock received on the exercise of warrants, the holders of the warrants and the shares of common stock held as a result of the exercise of the warrants will have the right to require us

     . to redeem the warrants at $2.00 each, and . to redeem the shares of common stock received on exercise of any warrants at $5.00 each, in each case subject to adjustment.

     We have also issued warrants to purchase 336,000 shares of common stock at an exercise price of $0.88 per share, to purchase 336,000 shares of common stock at $2.25 per share and to purchase 23,333 shares of common stock at $3.00 per share, in each case subject to adjustment. The latter warrants expire in April 1, 2005, and the former two series of warrants expire in January 2007.

     We also issued 200,000 warrants to America Online on October 15, 1997 to purchase 200,000 shares of our common stock at $3.00 per share.

     We also have options outstanding and available for grant under our stock option plan. See "Management -- 1997 Stock Option Plan."

Registration Rights

     Pursuant to various registration rights agreements, commencing six months after the effective date of the offering, the holders of 17,006,421 shares of our common stock may make requests that we register their securities, or include their shares in other registrations, under the Securities Act, subject to conditions. These registration rights extend to other shares not yet issued, for example shares issuable upon the exercise of warrants, for the benefit of the persons having these rights. In the event of such requests, we will comply with the registration rights agreements and cause the registrations to occur.

Securityholders' Agreement

     We have a Securityholders' Agreement dated as of June 30, 1998 with investors in our notes and preferred stock in the June and July 1998 private placements. Many provisions in this agreement become inapplicable following completion of the offering. Among the surviving provisions, however, are provisions permitting the holders of the shares associated with the respective placements each to elect a director (i.e., a total of two directors) to our board of directors so long as they hold a specified minimum number of shares.

Anti-Takeover Effects of Delaware Law

     We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

     . before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

     . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

     . at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

     A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

     The provisions of Delaware law described above would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of JFAX, even though such an attempt might be beneficial to us and our stockholders.

     Our certificate of incorporation and by-laws also:

     . eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law; and

     . indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

     We believe that these provisions are necessary to attract and retain qualified directors and officers.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is            .

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have ____ shares of common stock issued and outstanding, ____ shares if the underwriters' over-allotment option is exercised in full. All shares of common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.

     We issued and sold the remaining ___________ shares in private
transactions.   These shares may be publicly sold only if registered under the
Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to manner of sale limitations, notice requirements and the availability of current public information about the issuer. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. Of the 19,446,488 shares outstanding before the offering, affiliates beneficially own over 85% of such shares. See "Risk Factors -- The Price of Our Common Stock May Decline Due to Shares Eligible for Future Sale."

     Any employee, officer, director, advisor or consultant who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after we become subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     As of April 15, 1999, there were outstanding stock options to purchase an aggregate of 1,255,055 shares of common stock, of which 321,217 are presently exercisable or exercisable within 60 days. All outstanding stock options are held by our executive officers or employees. Following the offering, we intend to file a registration statement on Form S-8 covering the 3,500,000 shares of common stock issuable under our stock option plan, including shares subject to outstanding options, thus permitting the resale of such shares in the public market without restriction under the Securities Act, other than restrictions applicable to affiliates.

     As of April 15, 1999, there were also outstanding warrants to purchase an aggregate of 3,610,333 shares of common stock.

     We have granted registration rights to many of our stockholders. See "Description of Capital Stock -- Registration Rights."

     We, our executive officers and directors, and certain of our stockholders have agreed that, subject to limited exceptions in which the transferee agrees to the same restriction, for a period of 180 days from the date of this prospectus, neither we nor they will, without the prior written consent of Donaldson, Lufkin & Jenrette: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise. In addition, during such period, we have agreed not to file any registration statement with respect to, and each of our executive officers, directors and certain of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The lock-up agreements by persons
other than us cover an aggregate of       shares.

     Prior to the offering, there has been no public market for our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by existing stockholders could adversely affect prevailing market prices.

                                 UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, dated _________, 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens, Inc. and CIBC Oppenheimer Corp. have severally and not jointly agreed to purchase from us and the selling stockholders the number of shares set forth opposite their names below.

Underwriters                                               Number of
                                                            Shares
  Donaldson, Lufkin & Jenrette Securities Corporation...
  BancBoston Robertson Stephens,  Inc. .................
  CIBC Oppenheimer Corp.................................




                                                         -----------
     Total..............................................
                                                         ===========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in the offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession not in excess of $____ per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $____ per share on sales to certain other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting fees to be paid to the underwriters by us and the selling stockholders in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                              Paid by JFAX.COM            Paid by Selling Stockholders
                       ------------------------------    ------------------------------
                        No Exercise   Full Exercise       No Exercise    Full Exercise
Per share               $              $                  $               $
Total                   $              $                  $               $

     We will pay the offering expenses, estimated to be $900,000.

     DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

     We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to ________ additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

     We, our executive officers and directors, and certain of our stockholders have agreed that, subject to limited exceptions in which the transferee agrees to the same restriction, for a period of 180 days from the date of this prospectus, neither we nor they will, without the prior written consent of Donaldson, Lufkin & Jenrette: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise. In addition, during such period, we have agreed not to file any registration statement with respect to, and each of our executive officers, directors and certain of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     We have applied to have our common stock approved for quotation on the NASDAQ National Market under the symbol "JFAX."

     Prior to the offering, there has been no established trading market for our common stock. The initial public offering price for our shares of common stock offered hereby will be determined by negotiation among us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, the prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock included in the offering in any jurisdiction where action for that purpose is required. The shares included in the offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in the offering in any jurisdiction where that would not be permitted or legal.

     At our request, the Underwriters have reserved for sale, at the initial public offering price, up to ______________ of the shares included in the offering, to be sold to certain of our directors, officers, employees, distributors, dealers, business associates and related persons. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

     Because affiliates of Donaldson, Lufkin & Jenrette Securities Corporation hold more than 10% of our preferred equity, Donaldson, Lufkin & Jenrette Securities Corporation may be deemed to have a conflict of interest with us. Consequently, the offering will be conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc., which requires that the public offering price of any equity security be no higher than the price recommended by a qualified independent underwriter that has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect thereto. _______________________ has agreed to act as qualified independent underwriter with respect to the offering, and the public offering price of the common stock will be no higher than that recommended by _______________________.

     In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase our shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     R. Scott Turicchi, a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, is a member of our board of directors.

     Donaldson, Lufkin & Jenrette Securities Corporation acted as the placement agent for the sale of our common stock and 10% Senior Subordinated Notes due 2004 in June 1998 and for the sale of our preferred stock and warrants to purchase common stock in July 1998.


                            VALIDITY OF SECURITIES

     The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell, Los Angeles, California, our counsel. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.


                                    EXPERTS

     Our consolidated financial statements as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998 included in this prospectus and in the registration statement have been so included in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus and in the registration statement, and upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain portion of which are omitted as permitted by the rules and regulations of the SEC.

     For further information about us and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules filed with the registration statement. You may obtain copies of the registration statement, of which this prospectus is a part, together with such exhibits and schedules, upon payment of the fee prescribed by the SEC, or you may examine these documents without charge at the office of the SEC.

     After the offering is completed, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                  Page
                                                                  ----
Independent Auditor's Report..................................    F-2
Consolidated Balance Sheets...................................    F-3
Consolidated Statements of Operations.........................    F-4
Consolidated Statements of Stockholders' Equity (Deficiency)..    F-5
Consolidated Statements of Cash Flows.........................    F-6
Notes to Consolidated Financial Statements....................    F-7

                         Independent Auditors' Report



The Board of Directors
JFAX.COM, Inc.:

We have audited the accompanying consolidated balance sheets of JFAX.COM, Inc. (formerly known as JFAX Communications, Inc.) and subsidiary as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JFAX.COM, Inc. and subsidiary as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.




Los Angeles, California                     /s/ KPMG LLP
March 26, 1999, except for note 14
 which is as of April 16, 1999

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                          Consolidated Balance Sheets

                          December 31, 1997 and 1998

Assets                                                                         1997             1998
                                                                        ----------------- -----------------
Current assets:
 Cash and cash equivalents                                                $   23,039         7,278,873
 Accounts receivable                                                          10,774           112,729
 Due from related parties                                                         --           128,578
 Interest receivable                                                           4,639            48,603
 Prepaid marketing costs                                                   1,000,000         1,000,000
 Other current assets                                                         14,100            81,888
                                                                        ----------------- -----------------

     Total current assets                                                  1,052,552         8,650,671

Furniture, fixtures and equipment, net                                     1,560,145         1,777,646
Other long-term assets                                                            --            84,372
                                                                        ----------------- -----------------

                                                                          $2,612,697        10,512,689
                                                                        =================  ================
Liabilities, Redeemable Securities and Stockholders' Equity (Deficiency)

Current liabilities:
 Accounts payable and accrued expenses                                      $945,164         1,100,544
 Deferred revenue                                                             49,184           328,740
 Current portion of capital lease obligations                                     --            89,931
 Current portion of long-term debt                                                --           317,402
 Customer deposits                                                                --            79,286
                                                                        ----------------- -----------------

     Total current liabilities                                               994,348         1,915,903

Capital lease obligations                                                         --           141,783
Long-term debt                                                                    --         6,137,004
Put warrants                                                                      --         1,062,331

Redeemable common stock; issued and outstanding 1,766,158 shares
 at December 31, 1998 (redemption value of $7,065,000)                            --         4,931,975
Mandatorily redeemable Series A preferred stock.  Authorized
 1,000,000 shares; issued and outstanding 5,000 shares at December 31,
 1998 at par value of $1,000 (liquidation preference $5,386,915)                  --         4,070,671

Stockholders' equity (deficiency):
 Common stock, $0.01 par value.  Authorized 100,000,000 shares;
  total issued and outstanding 14,548,000 and  17,679,997 shares at
  December 31, 1997 and 1998, respectively, excluding 1,766,158
  issued as redeemable at December 31, 1998                                  145,480           176,215
 Additional paid-in capital                                                9,326,074        11,938,828
 Notes receivable from stockholders                                       (2,400,000)       (2,499,000)
 Accumulated deficit                                                      (5,453,205)      (17,363,021)
                                                                        ----------------- -----------------

     Total stockholders' equity (deficiency)                               1,618,349        (7,746,978)
Commitment and Contingencies (note 11)
Liquidity (note 13)
Subsequent Events (note 14)                                             ----------------- -----------------

                                                                          $2,612,697        10,512,689
                                                                        =================  ================

See accompanying notes to consolidated financial statements.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                     Consolidated Statements of Operations

                 Years ended December 31, 1996, 1997 and 1998


                                                                   1996             1997              1998
                                                             --------------- ----------------- -----------------
Revenue                                                       $    104,531           685,465         3,519,836
Cost of revenue                                                    149,651           857,924         3,398,243
                                                             --------------- ----------------- -----------------
     Gross profit (loss)                                           (45,120)         (172,459)          121,593

Operating expenses:
 Sales and marketing                                               150,218         1,068,523         4,990,188
 Research and development                                           61,291           792,985         1,225,542
 General and administrative                                        511,382         2,842,477         4,880,854
                                                             --------------- ----------------- -----------------
     Total operating expenses                                      722,891         4,703,985        11,096,584
                                                             --------------- ----------------- -----------------
     Operating loss                                               (768,011)       (4,876,444)      (10,974,991)

Other:
 Interest expense                                                       --                --        (1,353,751)
 Interest income                                                        --           214,663           420,426
                                                             --------------- ----------------- -----------------
     Loss before income taxes                                     (768,011)       (4,661,781)      (11,908,316)
Income tax expense                                                     721             1,640             1,500
                                                             --------------- ----------------- -----------------
     Net loss                                                 $   (768,732)       (4,663,421)      (11,909,816)
                                                             --------------- ----------------- -----------------
Cumulative preferred dividends, accretion of
 discount attributable to preferred stock,
 and amortization of preferred stock issuance costs                     --                --          (494,523)
                                                             --------------- ----------------- -----------------
     Net loss attributable to common
      shareholders                                            $   (768,732)    $  (4,663,421)    $ (12,404,339)
                                                             ===============  ================  ================
Net loss per common share:
 Basic                                                        $      (0.15)            (0.37)            (0.73)
 Diluted                                                             (0.15)            (0.37)            (0.73)
                                                             ===============  ================  ================
Weighted average common shares used in
 determining loss per share:
  Basic and diluted                                              5,125,333        12,590,667        16,953,805
                                                             ===============  ================  ================

See accompanying notes to consolidated financial statements.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

         Consolidated Statements of Stockholders' Equity (Deficiency)

                 Years ended December 31, 1996, 1997 and 1998

                                                                                                      Notes
                                       Common stock             Additional                          receivable        Stockholders'
                             -------------------------------      paid-in         Accumulated          from              equity
                                  Shares          Amount          capital           deficit        stockholders       (deficiency)
                             ----------------- ------------- ----------------- ----------------- ----------------- -----------------
Balance, December 31, 1995      4,000,000     $  10,000                --           (21,052)               --           (11,052)

Issuance of common stock        1,962,000        49,620         1,316,860                --                --         1,366,480

Common stock issued for
 services                          90,000           900            89,100                --                --            90,000

Net loss                               --            --                --          (768,732)               --          (768,732)
                             ----------------- ------------- ----------------- ----------------- ----------------- -----------------
Balance, December 31, 1996      6,052,000        60,520         1,405,960          (789,784)               --           676,696

Exercise of stock options         296,000            74                --                --                --                74

Repurchase of common stock       (160,000)       (1,600)         (118,400)               --                --          (120,000)

Issuance of common stock        8,360,000        86,486         8,038,514                --                --         8,125,000

Issuance of notes receivable
  from stockholders                    --            --                --                --        (2,400,000)       (2,400,000)

Net loss                               --            --                --        (4,663,421)               --        (4,663,421)
                             ----------------- ------------- ----------------- ----------------- ----------------- -----------------
Balance, December 31, 1997     14,548,000       145,480         9,326,074        (5,453,205)       (2,400,000)        1,618,349

Amortization of mandatorily
 redeemable preferred
 stock issuance costs                  --            --           (25,823)               --                --           (25,823)

Dividends on mandatorily
 redeemable Preferred Stock            --            --          (386,915)               --                --          (386,915)

Amortization of preferred
 stock discount                        --            --           (81,785)               --                --           (81,785)

Issuance of common stock        3,033,000        30,330         3,068,670                --           (99,000)        3,000,000

Exercise of stock options          98,997           405            38,607                --                --            39,012

Net loss                               --            --                --       (11,909,816)               --       (11,909,816)
                             ----------------- ------------- ----------------- ----------------- ----------------- -----------------
Balance, December 31, 1998     17,679,997     $ 176,215        11,938,828       (17,363,021)       (2,499,000)       (7,746,978)
                             ================  ============  ================  ================  ================  ================

See accompanying notes to consolidated financial statements.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 1996, 1997 and 1998

                                                                               1996             1997              1998
                                                                          --------------- ----------------- -----------------
Cash flows from operating activities:
 Net loss                                                                  $ (768,732)       (4,663,421)       (11,909,816)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                               64,775           216,553            605,528
   Common stock issued for services                                            90,000                --                 --
   Redeemable common stock issued in lieu of interest                              --                --            251,999
   Notes issued for payment of interest expense                                    --                --            499,665
   Amortization of note payable discount                                           --                --            420,390
   Changes in assets and liabilities:
    Decrease (increase) in:
     Accounts receivable                                                      (34,592)           23,892           (101,955)
     Due from related parties                                                      --                --           (128,578)
     Interest receivable                                                           --            (4,639)           (43,964)
     Prepaid marketing costs                                                       --        (1,000,000)                --
     Other                                                                     (8,000)           (6,100)          (152,160)
     Increase in:
     Accounts payable                                                         107,086           838,078            155,380
     Deferred revenue                                                              --            49,184            279,556
     Customer deposits                                                             --                --             79,286
                                                                          --------------- ----------------- -----------------
         Net cash used in operating activities                               (549,463)       (4,546,453)       (10,044,669)
                                                                          --------------- ----------------- -----------------
Cash flows from investing activities - purchase of furniture, fixtures
 and equipment                                                               (265,848)       (1,579,409)          (543,170)
                                                                          --------------- ----------------- -----------------
Cash flows from financing activities:
 Proceeds from issuance of common stock                                     1,366,480         8,125,000          3,099,000
 Issuance of notes receivable from stockholders                                    --        (2,400,000)           (99,000)
 Common stock repurchased                                                          --          (120,000)                --
 Exercise of stock options                                                         --                --             39,012
 Proceeds from issuance of mandatorily redeemable preferred stock
  and put warrants, net                                                            --                --          4,638,479
 Proceeds from issuance of notes payable, net                                      --                --          4,596,981
 Proceeds from issuance of redeemable common stock, net                            --                --          4,679,976
 Proceeds from loan payable                                                        --                --            937,370
 Repayments of capital lease obligations                                           --                --            (48,145)
 Net increase (decrease) in due to related parties                            104,519          (111,787)                --
                                                                          --------------- ----------------- -----------------

         Net cash provided by financing activities                          1,470,999         5,493,213         17,843,673
                                                                           -------------  -- ---------------- -----------------

         Net increase (decrease) in cash and cash equivalents                 655,688         (632,649)          7,255,834

Cash and cash equivalents at beginning of year                                     --          655,688              23,039
                                                                          --------------- ----------------- -----------------

Cash and cash equivalents at end of year                                   $  655,688           23,039           7,278,873
                                                                          =============== ================= =================
Cash paid during the year for:
 Income taxes                                                              $       --              721               1,500
 Interest                                                                          --               --             137,148
                                                                          =============== ================= =================
Supplemental disclosure of noncash investing and financing activities
 (see notes 3, 4, 9 and 11)

See accompanying notes to consolidated financial statements.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

(1)  Organization

     JFAX.COM, Inc., formerly known as JFAX Communications, Inc., (the Company or JFAX) was incorporated in the state of Delaware on December 14, 1995. The Company is engaged in providing delivery of fax and voice messages via telephone and the Internet network. JFAX has strategic alliances with online network/service providers (OSPs), Internet service providers (ISPs), software and hardware producers (OEMs), other significant online communities and international resellers.

(2)  Summary of Significant Accounting Policies

     (a)  Principles of Consolidation

          The consolidated financial statements include the accounts of JFAX.COM, Inc. and its wholly owned marketing subsidiary, JFAX.COM Europe Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Revenue Recognition

          The Company recognizes revenue as services are provided to the customer. Substantially all of the Company's revenue is collected by use of credit cards and is paid in advance. The Company provides customer support as an accommodation to purchasers of its services. These amounts are expensed as incurred. Deferred revenue represents prepayments received from customers in advance of services provided.

          In October 1997, the American Institute of Certified Public Accountants (AICPA) released Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). Among other things, SOP 97-2 eliminates the distinction between significant and insignificant vendor obligations promulgated by SOP 91-1 and requires each element of a software arrangement to meet certain criteria in order to recognize revenue allocated to that element. Additionally, SOP 97-2 requires that total fees under an arrangement be allocated to each element in the arrangement based upon vendor specific objective evidence, as defined. SOP 97-2 was effective for software transactions entered into by the Company during fiscal 1998 and subsequent periods. Application of this statement did not have a material impact on the Company's consolidated financial position, results of operations or loss per share.

          On December 22, 1998, the AICPA issued Statement of Position 98-9 "Software Revenue Recognition with Respect to Certain Transactions" (SOP 98-9). SOP 98-9 amends certain paragraphs of SOP 97-2 to require recognition of revenue using the "residual method" with respect to certain transactions. The "residual method" established by SOP 98-9 is effective for fiscal years beginning after March 15, 1999.

     (c)  Research and Development

          Research and development costs are expensed as incurred. Costs for software development incurred subsequent to establishing technological feasibility, in the form of a working model, are capitalized and amortized over their estimated useful lives. To date, software development costs incurred after technological feasibility has been established have not been material.

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

     (d)  Prepaid Advertising Costs

          Prepaid advertising costs are recorded for amounts paid to America Online, Inc. (AOL) under the Company's arrangement with AOL (see note
          6). The Company expenses advertising cost, as advertising is placed on AOL.

     (e)  Cash Equivalents

          For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     (f)  Depreciation and Amortization

          Furniture, fixtures and equipment are stated at cost. Depreciation is provided on furniture and equipment using the straight-line method over a three to five year period. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.

     (g)  Income Taxes

          The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires that deferred income taxes be recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (h)  Accounting for Stock Options

          The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense for option grants to employees would be recorded on the date of the grant only if the current fair value of the underlying stock exceeds the exercise price. Effective January 1, 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro-forma net loss disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 and provide the pro-forma disclosure provisions of SFAS No. 123 for options granted to employees.
                                                                     (continued
)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

     (i)  Use of Estimates

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods. Actual results could differ from those estimates.

     (j)  Long-Lived Assets

          Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets that are to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

     (k)  Fair Value of Financial Instruments

          SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS No. 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1997 and 1998, the carrying value of cash and cash equivalents, accounts receivable, interest receivable, accounts payable, accrued expenses, interest payable and customer deposits approximate fair value due to the short-term nature of such instruments. The carrying value of long-term debt and notes payable, approximate fair value as the related interest rates approximate rates currently available to the Company.

     (l)  Loss Per Share of Common Stock

          The Company has adopted SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dividends on Preferred Stock and amortization of Preferred Stock issuance costs and mandatory redemption value increase the net loss for determining basic and diluted net loss per share attributable to Common Stock. Diluted net loss per share excludes the effect of common stock equivalents, because their effect would be anti-dilutive.

     (m)  Reclassifications

          Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements to conform to the 1998 presentation.

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

     (n)  Accounting Pronouncements

          In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" (SFAS 130) and "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131), respectively, (collectively, the Statements). The Statements are effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting of comprehensive income and its components in annual financial statements. SFAS 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. Reclassification or restatement of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS 130 and SFAS 131, respectively. Application of the statement requirements did not have a material impact on the Company's consolidated financial position, results of operations or loss per share data as currently reported. With respect to SFAS 130, the Company has no elements of other comprehensive income, therefore net loss equals total comprehensive loss for all periods presented.

          With respect to SFAS 131, the Company operates in one reportable segment: unified messaging service, which provides delivery of fax and voice messages via telephone and the Internet network. The Company has a U.K. subsidiary, which operated as a marketing division for nine months in 1998 and, as such, did not generate revenue as of December 31, 1998. Thus, the Company considers that thus far it has only operated in one geographic segment. As the Company operates in one segment, additional disclosure per SFAS 131 has not been presented.

          In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefit Plans." This statement is effective for fiscal years beginning after December 15, 1997 and restatement of disclosures for earlier periods is required. The Company adopted SFAS No. 132 in 1998.

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for transactions entered into after January 1, 2000. This statement requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will generally be recognized in earnings. The Company does not presently engage in hedging activities and accordingly the adoption of SFAS No. 133 will not have an impact on its results of operations and financial position.

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

(3)  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment, stated at cost, at December 31, 1997 and 1998 consists of the following:

                                                                                       1997                       1998
                                                                                    -----------                ----------
Computer and related equipment                                                       $1,692,052                  2,232,397
Furniture and equipment                                                                  36,905                     39,729
Capital leases--computer and related equipment                                               --                    279,859
Leasehold improvements                                                                  116,661                    116,661
                                                                                     ----------                 ----------
                                                                                      1,845,618                  2,668,646

Less accumulated depreciation and amortization                                         (285,473)                  (891,000)
                                                                                     ----------                 ----------
                                                                                     $1,560,145                  1,777,646
                                                                                     ==========                 ==========

     Included in accumulated amortization at December 31, 1998 is $58,791 related to capital leases.

(4)  Redeemable Securities and Stockholders' Equity (Deficiency)

     (a)   Private Placement Offering

           In June 1998, the Company completed a private placement offering of Senior Subordinated Notes (Notes), Common Stock (Common Shares), and Series A Usable Redeemable Preferred Stock (Preferred Shares) with 2,500,000 detachable warrants (Warrants) for proceeds aggregating $15,000,000 before offering expenses. The private placement offering consisted of the following components:

           Notes and Common Shares

           $10,000,000 principal amount of Notes (see note 9) together with 1,681,577 Common Shares were issued for combined proceeds of $10,000,000.

           The Notes bear interest at 10% per annum of the principal amount. Through June 30, 1999, the Company may pay interest through the issuance of additional interest notes in the form of Senior Subordinated Notes together with a proportionate number of additional Shares. As of December 31, 1998, the Company issued approximately $500,000 of interest notes and 84,581 additional shares in lieu of interest payments.

           The Notes are due at maturity on June 30, 2004, but half the Notes must be paid one year earlier, in each case payable at 100% of the principal amount plus accrued and unpaid interest.

           The Notes and Shares were recorded at their relative fair values at the date of issuance of $4,955,269 and $5,044,731, respectively. The discount attributable to the Notes is being amortized to interest expense over the term of the Notes using the interest method.

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

           The Notes are subject to optional redemption by the Company at any time at 101% of the principal amount plus accrued and unpaid interest.

           The Common Shares issued in this transaction including shares issued in connection with interest notes are subject to certain put rights by the holders at $4 per share, upon a change of control or as an exit put at fair market value if the Company has not completed a qualified public offering by July 1, 2003. Accordingly, the Common Shares issued in the transaction are shown as redeemable securities in the accompanying 1998 consolidated balance sheet. The fair market value put rights terminate in the event of a public offering of equity securities by the Company.

           Preferred Shares and Warrants

           The Company issued $5,000,000 in stated value of Preferred Shares consisting of 5,000 shares together with 2,500,000 Warrants to acquire a like number of shares of the Company's common stock, for an exercise price of $3 per share, for a combined purchase price of $5,000,000.

           The Preferred Shares are entitled to cumulative dividends at 15% per annum based on the stated value. Until and including the dividend payment date falling on June 30, 2001, it is not contemplated that the Company will pay dividends in cash.

           The Preferred Shares are mandatorily redeemable by the holders on June 30, 2005 at the stated value plus all accrued and unpaid dividends.

           Preferred Shares are subject to optional redemption by the Company after July 1, 1999 at the following prices:

                                 Percent of
  Until Date                    Stated Value
--------------                -----------------------------
07/01/2000                     115.0%
07/01/2001                     107.5
Thereafter                     100.0 (in each case plus
                               accrued and unpaid dividends)

           The Preferred Shares and Warrants and/or warrant shares (if converted to common stock) are subject to certain put rights by the holders, upon a change of control or as an exit put if the Company has not completed a qualified public offering by July 1, 2003. The warrants are exercisable by the holders at $3 per share at any time until June 30, 2005 and may be "put" to the Company upon a change in control and/or an exit put if the Company does not file a qualified public offering prior to July 1, 2003 at $2.00 per share and at fair market value thereafter. The warrants were recorded at their estimated fair value of $1,145,000 as of the date of issuance, as determined using a Black-Scholes model, and are reflected outside of stockholders' equity as a reduction of the proceeds received from the issuance of Preferred Shares in the accompanying consolidated balance sheets. Any increase in

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

           fair value of these put rights above the initially determined amount of $.45 per warrant will be expensed by the Company in its Statements of Operations as such values accrue. In the event of an underwritten public offering of common stock by the Company, the fair value put feature of the warrants will terminate. (see note 14)

           In connection with the placement of Notes, Warrants and Preferred and Common Shares, an additional 215,000 warrants were issued to the placement agent. Such warrants carry the same exercise price and put features as those issued in connection with the preferred shares. (see note 14)

           Fees and expenses related to the offering aggregated $1,084,564 which were allocated based on the relative fair value of the instruments as follows:

                        Notes                        $   358,288
                        Common Shares                    364,755
                        Preferred Shares                 278,852
                        Warrants                          82,669
                                                     -----------
                                                     $ 1,084,564
                                                     ===========

       Capitalized offering fees and expenses allocated to the Notes and Warrants are being amortized to interest expense; offering costs attributable to Common Shares and Preferred Shares are being amortized to additional paid-in capital, using the interest method and straight-line method, respectively.

       In addition, warrants to purchase 23,333 common shares at $3.00 per share were issued in connection with issuance of long-term notes to a financial institution and warrants to purchase 200,000 common shares at $3.00 per share were issued to America Online (see note 6).

   (b) Notes Receivable from Stockholders

       Notes receivable from stockholders were issued in connection with sales of common stock and consist of the following at December 31, 1997 and 1998:

                                                                                    1997                      1998
                                                                                --------------            -------------
Loan receivable secured by 2,340,000 shares of the Company's common stock held by the stockholder; interest accrues at 6.32% and is payable monthly, due in March 2004.  It is anticipated that this amount will be repaid in services rendered by the stockholder
 ratably over five years                                                        $   2,250,000                 2,250,000

Loan receivable secured by 176,000 shares of the Company's common stock held by the stockholder; interest accrues at 6.32% with all
 principal and accrued interest due in March 2001                                     100,000                   100,000

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

                                                                                 1997                        1998
                                                                              ------------               ------------
Loan receivable secured by 120,000 shares of the Company's common stock held by the stockholder; interest accrues at 8.00% and is
 payable monthly, due in September 1999                                       $   50,000                       50,000


Loan receivable secured by 33,000 shares of the Company's common stock held by the stockholder; interest accrues at 4.25% and is
 payable monthly, due in October 2001                                                 --                       99,000
                                                                              -----------                   ---------
                                                                              $ 2,400,000                   2,499,000
                                                                              ===========                   =========

(5)  Amounts Due to Related Parties, Principally Stockholders

     Amounts due to related parties were $111,787 as of December 31, 1996 and represented advances by certain stockholders of the Company to fund operations. These amounts did not bear interest, were due upon demand and were repaid in full in 1997.

     In January 1998, the Company received bridge financing from a related party. The borrowings were repaid in full in May 1998 with proceeds received from a capital stock rights offering. Interest expense related to the borrowings aggregated $57,725.

     As of December 31, 1998, there were $128,578 of amounts due from related parties. Such amounts represent salary advances.

     As of December 31, 1998, the Company is involved in a consulting arrangement with a related party, pursuant to which the Company pays $200,000 per year, for services provided by the related party. The Company also reimburses the related party for expenses incurred on the Company's behalf of approximately $14,000 per month.

     In connection with the private placement offering in June 1998, certain related parties were directly associated with the investor groups that provided the funding to the Company.

(6)  Agreements with OnLine Service Providers

     (a)  America Online

          In October 1997, the Company entered into an interactive marketing relationship with AOL. In connection with this agreement, the Company issued warrants to purchase 200,000 common shares at $3.00 per share. Under the agreement, the Company pays amounts to AOL based on advertising placed on the AOL site.

          As of December 31, 1997 and 1998, the Company had $1,000,000 in prepaid advertising costs included in the accompanying consolidated balance sheets.

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

          The Company expects to fully amortize all prepaid advertising costs during 1999 as services are provided by AOL.

     (b)  CompuServe and Yahoo

          The Company is the exclusive unified messaging provider for CompuServe and Yahoo under interactive marketing agreements. These marketing agreements provide for the Company to make certain fixed and revenue share payments based on advertising amounts placed on the respective sites and customers acquired.

     Amounts expensed under agreements with all on line service providers are included in sales and marketing and amounted to $7,888 and $2,959,313 in 1997 and 1998, respectively. Future annual fixed payments associated with all arrangements with on line service providers for future services aggregate $550,000 in 1999.

(7)  Income Taxes

     The income tax provision for all years presented is comprised of state minimum tax expense.

     Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The significant components of deferred income taxes are as follows:

                                                                                         1997                      1998
                                                                                    -------------              -----------
Deferred tax assets:
 Net operating loss carryforwards                                                   $ 2,088,997                  6,863,361
 Accrued expenses                                                                        70,900                    127,350
                                                                                    -----------                 ----------
                                                                                      2,159,897                  6,990,711
 Less valuation allowance                                                            (2,159,897)                (6,990,711)
                                                                                    -----------                 ----------
       Net deferred tax assets                                                      $        --                         --
                                                                                    ===========                 ==========

     The Company has recorded a valuation allowance in the amount set forth above for certain deductible temporary differences and net operating loss carryforwards where it is not more likely than not the Company will receive future tax benefits. The net change in the valuation allowance for the years ended 1997 and 1998 was $1,867,070 and $4,830,814, respectively.

     As of December 31, 1998, the Company has Federal and state net operating losses (NOL) carryforwards of approximately $17,100,000. These NOL carryforwards will expire through year 2013 for Federal NOLs and 2003 for state NOLs.

     The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

     operating losses may be limited as a result of such an "ownership change," as defined in the Internal Revenue Code.

     Income tax expense differs from the amount computed by applying the Federal corporate income tax rate of 34% to loss before income taxes as follows (in percentages):

                                                                                    Year ended December 31
                                                       ----------------------------------------------------------------------------
                                                                 1996                        1997                        1998
                                                       --------------------        --------------------        --------------------
Statutory tax rate                                             (34.0)%                     (34.0)%                     (34.0)%
Change in valuation allowance                                   38.1                        40.0                        41.0
State income taxes, net                                         (5.9)                       (5.7)                       (5.9)
Other                                                            1.9                        (0.2)                       (1.0)
                                                       --------------------        --------------------        --------------------
       Effective tax rate                                        0.1%                        0.1%                        0.1%
                                                       ====================        ====================        ====================

(8)   Stock Option Plan

      In November 1997, the Board of Directors adopted the JFAX Communications, Inc. 1997 Stock Option Plan (the 1997 Plan). Under the 1997 Plan, 2,500,000 authorized shares of common stock are reserved for issuance of options. An additional 772,000 shares were authorized for issuance of options outside the 1997 Plan. Options under the 1997 Plan may be granted at exercise prices determined by the Board of Directors, provided that the exercise prices shall not be less than the fair market value of the Company's common stock on the date of grant for incentive stock options and not less than 85% of the fair market value of the Company's common stock on the date of grant for nonstatutory stock options. At December 31, 1998, 272,552 options and 672,000 options were exercisable under and outside of the 1997 Plan, respectively, and the weighted average exercise price of these options were $.97 and $1.57. Stock options generally expire after 10 years and vest over a three-year period.

      At December 31, 1998, there were 847,615 additional shares available for grant under the 1997 Plan and 100,000 additional shares available for grant outside of the 1997 Plan. The per share weighted-average fair value of stock options granted during 1997 and 1998 was $0.28 and $0.61, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.5% and 4.6% for 1997 and 1998, respectively, and an expected life of 5 years.

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

      The Company applies APB Opinion No. 25 in accounting for its stock option plan and, accordingly, no compensation cost using the intrinsic value method has been recognized for its stock option grants in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss attributable to common shareholders for fiscal 1997 and 1998 would have been increased to the pro forma amounts indicated below:

                                                                                       1997                      1998
                                                                                --------------------      --------------------
Net loss attributable to common stockholders                 As reported             $4,663,421                12,404,339
                                                             Pro forma                4,748,421                12,614,339
Basic loss per common share                                  As reported                    .37                       .73
                                                             Pro forma                      .38                       .74
Diluted loss per common share                                As reported                    .37                       .73
                                                             Pro forma                      .38                       .74
                                                                                     ==========                ==========

   The following is a summary of stock option activity:


                                                                                                        Weighted-average
                                                                             Number of shares            exercise price
                                                                           --------------------       --------------------
Options outstanding at December 31, 1996                                                --                         --

Granted                                                                          1,833,000                   $   1.03
Exercised                                                                         (296,000)                      0.01
                                                                                 ---------

Options outstanding at December 31, 1997                                         1,537,000                       1.24

Granted                                                                            713,500                       2.93
Exercised                                                                          (98,997)                      0.39
Canceled                                                                          (222,115)                      1.00
                                                                                 ---------

Options outstanding at December 31, 1998                                         1,929,388                       1.91
                                                                                ==========

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

   At December 31, 1998, the exercise prices of options ranged from $0.88 to $3.00 with a weighted-average remaining contractual life of 8.9years.


                                                    Options outstanding                                   Options exercisable
                         ----------------------------------------------------------------------    --------------------------------
                                Number                                         Weighted-               Number              Weighted
           Range of           outstanding           Weighted average            average               exercisable           average
           exercise           December 31,             remaining               exercise              December 31,          exercise
            prices                1998              contractual life             price                  1998                price
      ---------------      ------------------      --------------------      ---------------       ---------------     ------------
$             .88               336,000                   8.1            $          .88                 336,000   $             .88
$        .96-1.00               543,888                   8.5            $          .98                 272,552   $             .97
$            2.25               336,000                   8.1            $         2.25                 336,000   $            2.25
$       2.00-3.00               713,500                   9.7            $         2.93                      --   $              --
                              ---------             ---------                  --------    --------------------     ---------------
                              1,929,388                   8.9            $         1.91                 944,552   $            1.39
                              =========             =========                  ========    ====================     ===============

     At December 31, 1997 and 1998, 347,764 and 944,552 options, respectively, were exercisable.

(9)  Long Term Debt

     Long term debt consists of the following at December 31, 1998:

Loan payable secured by certain computer equipment bearing interest at 15%.
 Monthly principal and interest payments of $26,086 from April 21, 1998 to
 April 2001                                                                                      $   716,155

Loan payable secured by certain computer equipment bearing interest at 15%.
 Monthly principal and interest payments of $5,879 from December 22, 1998 to
 January 1, 2001                                                                                     192,580

Senior Subordinated Notes with aggregate principal value of $10,000,000 bearing interest at 10% per annum of principal amount, with maturity date of June 30,
 2004, less unamortized debt discount of $4,624,337 and debt issuance costs of
 $329,656.  The Company also satisfied accrued interest of $499,665 as of July 1,
 1998 through the issuance of additional notes payable                                             5,545,671
                                                                                                  ----------

                                                                                                   6,454,406

Less current installments of long term debt                                                         (317,402)
                                                                                                  ----------

       Long term debt, excluding current installments                                             $ 6,137,004
                                                                                                  ============

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

     At December 31, 1998, annual maturities of long-term debt, before consideration of unamortized original issue discount and debt issuance costs, are as follows:

1999                                               $               317,402
2000                                                               352,632
2001                                                               220,257
2002                                                                18,443
2003                                                             5,000,000
Thereafter                                                       5,499,665
                                                      --------------------
                                                   $            11,408,399
                                                      ====================

(10)  Employee Benefit Plan

      The Company has a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute through payroll deductions. The Company matches employees' contributions at the discretion of the Company's Board of Directors. To date, the Company has not matched employee contributions to the 401(k) savings plan.

(11)  Commitments and Contingencies

      (a)  Leases

      The Company leases certain facilities and equipment under noncancelable capital and operating leases which expire at various dates through 2001. The Company sub-leases its corporate facilities from a related party. The sub-lease expires in January 2000 and requires monthly payments of $19,310.

      Future minimum lease payments at December 31, 1998, under agreements classified as capital and operating leases with noncancelable terms in excess of one year, are as follows:

                                                                                   Capital               Operating leases
                                                                                    leases
                                                                           --------------------       --------------------
Fiscal year:
 1999                                                                    $              106,860                    286,078
 2000                                                                                   106,860                     41,452
 2001                                                                                    44,681                         --
                                                                           --------------------       --------------------
       Total minimum lease payments                                                     258,401                    327,530
                                                                                                      ====================
Amounts representing interest                                                           (26,687)
                                                                           --------------------
       Present value of net minimum lease payments                                      231,714
Less current maturities                                                                  89,931
                                                                           --------------------
       Long-term maturities                                              $              141,783
                                                                           ====================

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

     Rental expense was $18,175, $224,289 and $346,515 for the years ended December 31, 1996, 1997 and 1998, respectively.

(12) Loss Per Share

   As discussed in note 1, the Company adopted SFAS No. 128 for all periods presented. The following table illustrates the computation of basic and diluted loss per common share under the provisions of SFAS No. 128:

                                                                                   Year ended December 31
                                                       --------------------------------------------------------------------------
                                                                 1996                       1997                       1998
                                                       --------------------       --------------------       --------------------
Numerator--numerator for basic and diluted loss
 per common share:
 Net loss                                            $             (768,732)                (4,663,421)               (11,909,816)
 Dividends on Preferred Stock                                            --                         --                   (386,915)
 Amortization of Preferred Stock issuance costs
  and accretion of discount on preferred shares                          --                         --                   (107,608)
                                                       --------------------       --------------------       --------------------

       Numerator for basic and diluted loss per
        common share                                               (768,732)                (4,663,421)               (12,404,339)


Denominator:
       Denominator for basic loss per common
        share--weighted average number of
        common shares outstanding during the
        period                                       $            5,125,333                 12,590,667                 16,953,805
                                                       --------------------       --------------------       --------------------
       Denominator for diluted loss per common
        share                                        $            5,125,333                 12,590,667                 16,953,805
                                                       ====================       ====================       ====================
Basic loss per common share                          $                 (.15)                      (.37)                      (.73)
Diluted loss per common share                                          (.15)                      (.37)                      (.73)
                                                       ====================       ====================       ====================

   The computation of diluted loss per share for each of the years in the three-year period ended December 31, 1998 excludes the effects of incremental common shares attributable to the exercise of 1,929,388 outstanding common stock options and 2,938,333 warrants because their effect would be antidilutive (see notes 4 and 8). Redeemable common shares outstanding have been excluded from the computation of both basic and diluted loss per share.

                                                                     (continued)

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 1996, 1997 and 1998

(13)  Liquidity

   The Company has incurred operating losses since its inception and has funded such losses through equity infusions and advances from stockholders. The Company expects losses and negative cash flows from operations during 1999. Based on its present cost structure, financing arrangements, and revenue growth rate, management believes the Company has sufficient capital to fund operations for the upcoming fiscal year. Additionally, management closely monitors its cash balances and projected cash flows and evaluates discretionary operating items accordingly.

(14)  Subsequent Events

   Subsequent to December 31, 1998, holders of a majority of the put warrants discussed in note 4 agreed to eliminate the fair market value put feature associated with these warrants for nominal consideration, effective January 1, 1999.

                                 JFAX.COM, Inc.
                           ___ Shares of Common Stock



                               _________________

                                   PROSPECTUS
                               _________________



                          Donaldson, Lufkin & Jenrette

                         BancBoston Robertson Stephens

                               CIBC World Markets

                               ------------------

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

================================================================================

Until __________, 1999 (25 days after the date of this prospectus), all dealers that affect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in the offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this registration statement.

                                                                Amount
                                                              to be paid
                                                              ----------
SEC registration fee......................................      $ 25,020
NASD fees and expenses....................................      $  9,500
Legal fees and expenses...................................      $350,000
Nasdaq National Market listing fees.......................      $ 64,375
Accounting fees and expenses..............................      $125,000
Printing and engraving fees...............................      $200,000
Registrar and transfer agent's fees.......................      $ 10,000
Miscellaneous.............................................      $116,105
                                                              ----------
     Total................................................      $900,000
                                                              ==========


Item 14.  Indemnification of Directors and Officers

     As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

     Article VI of our by-laws provides:

     "The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term 'Corporation' shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term 'other enterprise' shall include any corporation, partnership, joint venture, trust or employee benefit plan; service 'at the request of the Corporation' shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation."

     In addition, the underwriting agreement for the offering will include customary provisions indemnifying the officers, directors and our control persons against liabilities in respect of information provided by the underwriters for use in this registration statement.

     We have also obtained a policy of directors' and officers' liability insurance for our directors and officers to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 15.  Recent Sales of Unregistered Securities

     Between December 1995, when we were founded, and March 1997, when Mr. Ressler invested in the Company through Orchard/JFAX Investors LLC and obtained a controlling interest, we issued a total of 5,528,000 shares of our common stock to our founders, Jaye Muller and John F. Rieley, as well as to various individuals who made cash investments totaling $212,830 and who provided investment, software and development consulting services to us in our early stages of growth. During this time, we also issued 124,000 shares to The Regent Trust Company Limited in September 1996 in exchange for a cash investment of $412,500 and we issued 240,000 shares to Toxford Corporation in October 1996 in exchange for a cash investment of $750,000.

     In March 1997, we issued 4,300,000 shares of common stock to Boardrush Media LLC in exchange for an equivalent number of Mr. Muller's then-current stock holdings, which holdings were canceled. At the same time, we issued 8,048,000 shares of common stock to Orchard/JFAX Investors LLC in exchange for a cash investment of $7,750,000 and 192,000 shares to Globetrans Ltd. in satisfaction of a consultant's fee due to Globetrans as a result of helping to procure Orchard's investment.

     In March and May 1997, we issued 176,000 shares and 120,000 shares to Hemi Zucker and Anand Narasimhan, upon the exercise by Messrs. Zucker and Narasimhan of employee options granted to them when they joined us in 1996 and payment by each of them of the option price of $0.025 per share.

     In November 1997, we issued 120,000 shares to Toxford Corporation upon the exercise by Toxford Corporation of a previously issued warrant and the payment by Toxford Corporation of the warrant exercise price of $3.125 per share.

     In March 1998, we issued a total of 3,000,000 shares of common stock at $1.00 per share pursuant to a rights offering that was made available to all of our then shareholders and warrant holders on the same terms. The shareholders who participated and the number of shares purchased were as follows:
Orchard/JFAX Investors LLC (2,464,622), Michael P. Schulhof (210,483), Globetrans Ltd. (117,985), Toxford Corporation (112,759), Hemi Zucker (33,391), Anand Narasihman (22,767), Geoff Goodfellow (18,793), Neil Seeman (12,000) and Marc Seeman (7,200).

     In April 1998, we granted Transamerica Business Credit Corporation a warrant to purchase 23,333 shares of common stock for $3.00 per share, exercisable until April 21, 2005, as partial consideration for a secured equipment loan in the amount of approximately $1 million. On October 15, 1997, we also issued 200,000 warrants to America Online to purchase 200,000 shares of our common stock at $3.00 per share.

     In June 1998, we issued $10 million of our 10% Senior Subordinated Notes due 2004 together with 1,681,577 shares of our common stock to an investor group advised by Pecks Management Partners Ltd. consisting of Declaration of Trust for Defined Benefit Plans of Zeneca Holdings, Inc., Declaration of Trust for Defined Benefit Plans of ICI American Holdings, Inc., Delaware State Employees' Retirement Fund and The J.W. McConnell Family Foundation. The total purchase price was $10 million. At the same time, we also issued $5 million in liquidation preference of our Series A Usable Redeemable Preferred Stock and related warrants to acquire 2,500,000 shares of our common stock at $3.00 per share, $3.5 million of which was purchased by DLJ Capital Corp. and its affiliates and $750,000 of which was purchased by the group advised by Pecks Management Partners Ltd. discussed above. In addition, Donaldson Lufkin & Jenrette Securities Corporation, the affiliate of DLJ Capital Corp. that acted as placement agent for the offerings, received warrants to acquire 215,000 shares of our common stock on the same terms as purchasers, as compensation for its services. The total purchase price was $5 million. Orchard/JFAX Investors LLC, a company in which Richard S. Ressler is the managing member, participated to the extent of $500,000 and GMT Partners, LLC participated to the extent of $250,000 in the latter investment.

     In October 1998 and January 1999, we issued $256,250 of our 10% Senior Subordinated Notes due 2004 together with 84,581 shares of our common stock to the investor group advised by Pecks Management Partners Ltd. above in satisfaction of certain pay-in-kind obligations owing under the terms of the original issued $10 million in 10% Senior Subordinated Notes due 2004 issued in June 1998.

     In October 1998, we issued 33,000 shares of our common stock to Gary H. Hickox in exchange for a $99,000 promissory note given to us by Mr. Hickox. The sale and related note issuance were part of the terms of Mr. Hickox's employment agreement with us. Also in October 1998, we issued 60,000 shares to an individual upon the exercise of an option granted in January 1996 and payment by such individual of the option price of $15.00.

     Between August 1998 and January 1999, we issued a total of 39,330 shares of our common stock to various employees who exercised employee options to purchase such stock at a price of $1.00 per share.

     All of the above issuances were effected in private transactions pursuant to the exemption provided by Section 4(2) under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

       (a)  Exhibits

      *1.1  Form of Underwriting Agreement.
       3.1  Certificate of Incorporation, as amended and restated.
       3.2  By-laws, as amended and restated.
      *4.1  Specimen of common stock certificate.
      *5.1  Opinion of Sullivan & Cromwell, counsel to the Company.
       9.1 Securityholders' Agreement, dated as of June 30, 1998, with the investors in the June and July 1998 private placements.
      10.1  JFAX.COM Incentive Compensation Bonus Plan.
     *10.2  JFAX Communications, Inc. (JFAX.COM) 1997 Stock Option Plan.
      10.3  Employment Agreement for Gary H. Hickox, dated September 2, 1998.
      10.4  Employment Agreement for Dr. Anand Narasimhan, dated March 17,
            1997.
      10.5  Employment Agreement for Nehemia Zucker, dated March 21, 1997.
      10.6 Consulting Agreement for Boardrush Media LLC, dated as of March 17, 1997.
      10.7 Put Rights, for the benefit of the investors in the June and July 1998 private placements
      10.8 Registration Rights Agreement, dated as of June 30, 1998, with the investors in the June and July 1998 private placements.
      10.9 Registration Rights Agreement, dated as of March 17, 1997, with Orchard/JFAX Investors, LLC, Boardrush LLC (Boardrush Media LLC), Jaye Muller, John F. Rieley, Nehemia Zucker and Anand Narasimhan.
     *10.10 Stock Option Agreement, dated as of January 24, 1997, by and among
            JFAX Communications, Inc. and Michael P. Schulhof.
     *10.11 Letter, dated as of June 30, 1998, to Michael P. Schulhof from
            Richard S. Ressler regarding the Stock Option Agreement, dated as of January 24, 1997, between JFAX Communications, Inc. and Michael P. Schulhof.
      21.1  List of subsidiaries of the Company.
      23.1  Consent of KPMG LLP.
      23.2  Consent of Sullivan & Cromwell (included in 5.1 above).

      24.1 Power of Attorney (included in Signature Page of this Registration Statement).
      27.1  Financial Data Schedule.

-----------------
       *    To be filed by amendment

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will provide to the underwriters at the closing(s) specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 14th day of April, 1999.

                                          JFAX.COM, Inc.


                                          By:   /s/  Richard S. Ressler
                                               ---------------------------------
                                               Name:  Richard S. Ressler
                                               Title:    Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that such person whose signature appears below constitutes and appoints Richard S. Ressler, Zohar Loshitzer and Nicholas V. Morosoff and each of them severally, his true and lawful attorneys-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with the registration under the Securities Act of the Common Stock of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the Registrant, to this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the Common Stock of the Registrant, to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 14th, 1999:


         Signature                         Title


  /s/ Richard S. Ressler
----------------------------   Co-Chairman of the Board and Chief
Richard S. Ressler             Executive Officer


  /s/ Hemi Zucker
----------------------------   Chief Financial Officer
Hemi Zucker



  /s/ Jaye Muller
----------------------------   Director
Jaye Muller


  /s/ Zohar Loshitzer
----------------------------   Director
Zohar Loshitzer


  /s/ Jack Rieley
----------------------------   Director
Jack Rieley


  /s/ Michael P. Schulhof
----------------------------   Director
Michael P. Schulhof


  /s/ R. Scott Turicchi
----------------------------   Director
R. Scott Turicchi


  /s/ Robert J. Cresci
----------------------------   Director
Robert J. Cresci